UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


------------------------------------
                                    )
In re:                              )     IN CHAPTER 11
                                    )
FOOD COURT ENTERTAINMENT            )
NETWORK, INC.,                      )
                                    )
               Debtor.              )     CASE NO. 98-1889 (MFW)
------------------------------------)


                                ORDER CONFIRMING
                             DEBTOR'S FIRST MODIFIED
                        CHAPTER 11 PLAN OF REORGANIZATION

     Food Court Entertainment Network, Inc. (the "Debtor") filed with this Court under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.1101, et seq. (the "Bankruptcy Code"), its First Modified Chapter 11 Plan of Reorganization dated March 9, 1999 (the "Plan"), a copy of which is attached hereto as Exhibit "A."(1) Hearings were held before this Court on notice to all holders of Claims, Interests and other parties-in-interest in this Chapter 11 Case to consider Debtor's Disclosure Statement in Support of First Modified Chapter 11 Plan of Liquidation dated March 9, 1999 (the "Disclosure Statement"). The Disclosure Statement was approved by Order of this Court dated March 12, 1999 (the "Disclosure Statement Order"). A copy of the Plan, the Disclosure Statement and various related voting materials were transmitted to all known holders of Claims or Interests

----------
(1) Unless otherwise defined herein, all capitalized terms in this Order shall have the meanings as defined in the Plan.

as provided in the Disclosure Statement Order. The solicitation of acceptances from holders of Claims and Interests in this Chapter 11 Case was made in the manner required by this Court and under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). A full evidentiary hearing to consider confirmation of the Plan and other matters relating to confirmation was held before this Court on April 22, 1999 (the "Confirmation Hearing") and due notice of the Confirmation Hearing, having been provided to holders of Claims, Interests and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code and the Bankruptcy Rules; it appearing that the objection of the Securities and Exchange Commission (the "SEC") (the only objection to confirmation of the Plan) having been withdrawn and resolved as set forth in the record of the Confirmation Hearing; and upon all of the proceedings had before the Court, the entire record of this Chapter 11 Case and the Court's oral findings of fact and conclusions of law on the record at the Confirmation Hearing incorporated herein by reference; and after due deliberation and consideration and sufficient cause appearing therefor, it is hereby DETERMINED, FOUND, ADJUDGED, DECREED and ORDERED:

                                  Jurisdiction

     1. The Court has jurisdiction to confirm the Plan pursuant to 28 U.S.C. ss.ss.157 and 1334.

     2. Confirmation of the Plan is a core proceeding pursuant to 28.U.S.C. ss.157(b)(2)(L).

     3. Venue of the Chapter 11 Case is proper pursuant to 28 U.S.C. ss.ss.1408 and 1409.

     4. The Debtor is an entity eligible for relief under section 109 of the Bankruptcy Code.

                            Solicitation/Notice; Etc.

     5. The procedures used to distribute and tabulate the ballots were fair, properly conducted and in accordance with the Disclosure Statement Order, section 1126 of the Bankruptcy Code and all applicable Bankruptcy Rules.

     6. The Disclosure Statement, the Plan, the ballots, the Notice of Confirmation Hearing and the Disclosure Statement Order were transmitted and served in compliance with the Bankruptcy Rules. Adequate and sufficient notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) and other requirements and deadlines, hearings and matters described in the Disclosure Statement Order was provided in compliance with the Bankruptcy Rules and the Disclosure Statement Order, and no other or further notice is required.

                             Supplement to the Plan

     7. As set forth on Exhibit "B" annexed hereto, the Debtor has filed a Supplemental Disclosure Statement For Holders of New Common Stock To Be Issued Pursuant To Menard Plan (the "Supplement") which was introduced as an exhibit at the Confirmation Hearing.

     8. The Plan, as supplemented by the Supplement, shall constitute the Plan.

     9. The Supplement does not adversely affect the treatment of any Claims or Interests under the Plan; rather at the request of the SEC, it enhances the treatment of those holders of Claims and Interests who will receive New Common Stock under the Plan.

     10. In accordance with Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan are hereby deemed to have accepted the Plan, as supplemented by the Supplement.

     11. No holder of a Claim or Interest who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Supplement.

     12. Disclosure of the Supplement, which has been incorporated in the Plan on the record of the Confirmation Hearing, constitutes due and sufficient notice thereof.

     13. The Supplement, as incorporated in the Plan, complies with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

                            Confirmation of the Plan

     14. The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtor as the proponent.

     15. The Plan adequately and properly classifies all Claims and Interests.

     16. A reasonable basis exists for the classification of Claims and Interests in the Plan. Claims and Interests within each particular Class are substantially similar. The classification of Claims and Interests in the Plan is reasonable and necessary to implement the Plan.

     17. Article IV of the Plan identifies Class 1 as unimpaired and Classes 2 and 3 as impaired.

     18. Article IV of the Plan specifies the treatment of each impaired Class of Claims and Interests.

     19. The Plan provides the same treatment for each Claim or Interest in each Class.

     20. The Plan provides adequate means for its implementation and execution.

     21. The Debtor, as proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code. In that regard, the Debtor solicited votes in respect of the Plan pursuant to the Disclosure Statement, which Disclosure Statement was approved by the Court, pursuant to the Disclosure Statement Order, after a hearing and after taking into account objections filed by the SEC and certain revisions that the Debtor made to the Disclosure Statement in response to said objection.

     22. The Plan has been proposed in good faith and not by any means forbidden by law.

     23. All payments made or to be made by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, have been approved by, or are subject to the approval of the Court as reasonable.

     24. The identity and affiliations of the persons proposed to serve as initial directors or officers of the Reorganized Debtor after confirmation of the Plan have been fully disclosed, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims and Interests and with public policy.

     25. The identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of such insider's compensation have been fully disclosed.

     26. After confirmation of the Plan, the Debtor's business will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission.

     27. With respect to each impaired Class of Claims or Interests, each holder of an impaired Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

     28. Class 1 of the Plan is not impaired by the Plan and, accordingly, is deemed to have accepted the Plan.

     29. Classes 2 and 3 of the Plan have voted to accept the Plan.

     30. Except to the extent that the holder of an Allowed General Administrative Claim of a kind specified in section 507(a)(1) of the Bankruptcy Code has agreed to a different treatment of such Claim, the Plan provides that on the later of the Initial Distribution Date, or as soon thereafter as is practicable taking into account the Debtor's right under the Plan to file objections to such Claims after the Effective Date or within such further time as the Court may grant, and the date such claim becomes an Allowed Claim, the holder of such Claim will receive on account of such Claim Cash equal to the full amount of such Allowed General Administrative Claim.

     31. The Plan provides that on the Effective Date or as soon thereafter as is practicable, each holder of an Allowed Priority Claim of a kind specified in sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the
Bankruptcy Code will receive on account of such Claim Cash in the full amount of such Allowed Priority Claim.

     32. Except to the extent that the holder of a Tax Claim of a kind specified in section 507(a)(8) of the Bankruptcy Code has agreed to a different treatment of such Claim, the Plan provides that on the later of the Initial Distribution Date or as soon as the Tax Claim becomes an Allowed Claim, the holder of such Claim will receive Cash in an amount equal to the full Allowed amount of such Tax Claim.

     33. At least one Class of Claims or Interests that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

     34. The Reorganized Debtor will engage in business after the consummation of the Plan (within the meaning of section 1141 (d) (3) (B) of the Bankruptcy
Code) and confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor.

     35. All fees payable under section 1930 of title 28 of the United States Code have been paid or the Plan provides for the payment of all such fees on the Effective Date.

     36. There are no retiree benefits that have been maintained or established by the Debtor prior to the Effective Date, for which the Debtor or the Reorganized Debtor has obligated itself to provide.

     37. The Plan has been accepted unanimously by holders of Claims in Class 2 that cast ballots with respect to the Plan.

     38. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the requirements of section 5 of the Securities Act of 1933, as amended (the "Securities Act").

     39. The Plan provides that the certificate of incorporation of Reorganized Debtor may be amended and restated as of the Effective Date to provide for the inclusion of provisions prohibiting the issuance of nonvoting equity securities, subject to further amendment of such certificate of incorporation and bylaws as permitted by applicable law, and providing, as to the classes of securities possessing voting power, an appropriate distribution of power among such classes.

     40. Pursuant to section 1129(a) of the Bankruptcy Code, the Plan hereby is confirmed, and the Debtor shall implement the Menard Plan alternative of the Plan. To the extent that the Reorganized Debtor or Menard fails to implement the Menard Plan, the Reorganized Debtor shall implement the Liquidation Plan alternative and shall distribute all funds contributed by Menard in addition to the Debtor's Cash. The terms of the Plan are incorporated by reference into, and are an integral part of, this Order.

     41. Except as otherwise provided in the Plan or this Order, in accordance with section 1141(d)(1) of the Bankruptcy Code (it having been determined that any limitation on discharge pursuant to section 1141(d)(3) of the Bankruptcy Code shall not be applicable because the Reorganized Debtor will engage in business after consummation of the Plan), entry of this Order acts as a full and final satisfaction, settlement, release and discharge of the Debtor and the Reorganized Debtor, effective as of the Effective Date, of all debts of, Claims against, liens on and Interests in the Debtor and its assets or properties, which debts, Claims, liens and Interests arose at any time before the entry of this Order. The discharge of the Debtor and the Reorganized Debtor shall be effective as to each Claim and Interest, regardless of whether (a) a proof of Claim or Interest therefor was filed or deemed filed under section 501 of the Bankruptcy Code, (b) the Claim or Interest is an Allowed Claim or Interest under section 502 of the Bankruptcy Code or (c) the holder of any such Claim or Interest voted to accept the Plan. On and after the Effective Date, as to every discharged debt, Claim, lien and Interest, any holder of such debt, Claim, lien or

Interest shall be precluded from asserting against the Debtor or the Reorganized Debtor or their respective assets or properties, any further debt, Claim, lien or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the date of the entry of this Order.

     42. The Debtor's estate shall continue to exist until the Effective Date and except as otherwise provided in the Plan, on the Effective Date, in accordance with sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtor's estate and all other property dealt with by the Plan shall be vested in the Reorganized Debtor free and clear of all debts, Claims, liens, charges, encumbrances and Interests, and the Reorganized Debtor shall have no successor liability for, or on account of, any such debts, Claims, liens, charges, encumbrances and Interests.

     43. Subject only to the occurrence of the Effective Date, any judgment at any time obtained, to the extent that such judgment is a determination of personal liability of the Debtor or the Reorganized Debtor with respect to any debt, Claim, lien, charge, encumbrance and/or Interest discharged hereunder, shall be rendered null and void.

     44. All injunctions or stays provided for in the Chapter 11 Case pursuant to section 362 of the Bankruptcy Code or otherwise extant on the date of entry of this Order shall remain in full force and effect until the Effective Date, at which time such injunctions or stays shall dissolve and be of no force or effect.

     45. Subject to the occurrence of the Effective Date, except as hereinafter provided, the commencement or continuation of any action, the employment of process, or any other act to collect, recover or offset any debt or Claim discharged hereunder as a liability of the Debtor or the

Reorganized Debtor from any assets or properties of the Debtor or the Reorganized Debtor, shall be permanently enjoined, stayed and restrained. On the Effective Date, except as otherwise provided in the Plan and this Order, the holders of all Claims and Interests shall be enjoined, stayed and restrained from asserting against the Reorganized Debtor, its assets or properties or any property dealt with under the Plan, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     46. Subject only to the occurrence of the Effective Date, pursuant to
Section 8.1 of the Plan, the rejection of all executory contracts and unexpired leases that exist between a Debtor and any person is hereby approved in all respects pursuant to sections 365(a), 365(f) and 1123(b) (2) of the Bankruptcy Code, except for those contracts and leases (a) which have been assumed pursuant to an order of the Court entered prior to the Confirmation Date, (b) which have been rejected pursuant to an order of the Court entered prior to the Confirmation Date, (c) as to which a motion for approval of the rejection of such contracts or leases has been filed and served prior to the Confirmation Date. The Court shall retain jurisdiction to determine any dispute as to the amount of defaults, if any, required to be cured pursuant to section 365(b)(1) of the Bankruptcy Code with respect to any executory contract or unexpired lease assumed pursuant to the Plan or pursuant to an order of the Court.

     47. The Court shall retain jurisdiction in accordance with (and as limited by) Article IX of the Plan and section 1142 of the Bankruptcy Code.

     48. All distributions of Cash and New Common Stock required to be made by or for the benefit of the Debtor pursuant to the Plan shall be made within the time provided by the Plan and shall be deemed timely and proper if mailed by first class mail on or before the distribution dates set forth in the Plan to the last known address of the persons entitled thereto or as otherwise specifically provided in the Plan. The Debtor or Reorganized Debtor shall have no obligation to recognize any transfer of a Claim or Interest occurring after the Record Date and shall be entitled instead to recognize and deal for all purposes under the Plan with only those record holders listed on the (a) Schedules or the claims register maintained by the clerk of the Bankruptcy Court for Claims and (b) transfer ledgers maintained by the transfer agent (for Interests) as of the close of business on the Record Date.

     49. All release and exculpation provisions contained in the Plan are fair and equitable and given for valuable consideration and are in the best interests of the Debtor and all parties in interest, and such provisions shall be effective and binding on all persons and entities.

     50. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Order, the Plan and all Plan-related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

     51. The Debtor, the Reorganized Debtor, and their respective directors, officers, members, agents and attorneys, are authorized and empowered to issue, execute, deliver, file or record any agreement, document or security, including, without limitation, any documents referred to in the Supplement, as may be modified, amended and supplemented, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including any merger, release, amendment or restatement of any bylaws or certificate of incorporation of the

Reorganized Debtor, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

     52. Based upon the record of this Chapter 11 Case, the Debtor, the Creditors' Committee and each of their respective directors, officers, employees, shareholders, members, representatives, attorneys, accountants and other advisors have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125(e) of the Bankruptcy Code.

     53. Based upon the record of the Chapter 11 Case, including the Supplement, the New Common Stock to be issued pursuant to the Plan shall, upon such issuance, be duly authorized and validly issued and shall be fully paid and nonassessable. The offer, distribution and sale of the New Common Stock to holders of Claims and Interests is "in exchange" for such Claims and Interests within the meaning of section 1145(a)(1)(A) of the Bankruptcy Code or "principally in such exchange and partly for cash or property" within the meaning of section 1145(a)(1)(B) of the Bankruptcy Code. The Reorganized Debtor is the "successor" to the Debtor within the meaning of section 1145(a)(1) of the Bankruptcy Code.

     54. Without need for further order or authorization of the Court, the Reorganized Debtor is authorized and empowered to make any and all modifications to any and all documents to be included as part of the Supplement that do not materially modify and are consistent with the Plan.

     55. All actions authorized to be taken pursuant to the Plan, including, without limitation, the amendment and restatement of the certificate of incorporation and/or bylaws of the Debtor, shall be effective as of the Effective Date pursuant to this Order, without further application to, or order of the Court, or further action by the respective officers, directors, members or stockholders of the Reorganized Debtor, with the effect that such actions had been taken by unanimous action of such officers, directors, members or stockholders.

     56. This Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, the Supplement and any documents, instruments or agreements, and any amendments or modifications thereto.

     57. By operation of section 1145 of the Bankruptcy Code, the offering, sale, issuance and distribution of the New Common Stock under the Plan to holders of Claims and Interests with respect to such claims and Interests shall be exempt from registration under section 5 of the Securities Act, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. By operation of section 4(2) of the Securities Act and analogous state or local securities laws, the issuance and distribution of New Common Stock to Menard under the Plan shall be exempt from registration under the

Securities Act, and such state or local laws requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security.

     58. All New Common Stock issued to holders of Claims and Interests shall be freely transferable by the initial recipients thereof (a) except for any restrictions set forth in section 1145(b) of the Bankruptcy Code and (b) subject to any restrictions contained in the terms of such securities themselves, in the Plan or any documents relating to the Plan or executed in connection with the effectiveness thereof.

     59. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp or other similar tax.

     60. On the Effective Date, any promissory notes, share certificates and other instruments evidencing any Claim or Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligation of the Debtor and the Reorganized Debtor under the agreements, indentures and certificates of designations governing such Claim or Interest, as the case may be, shall be discharged.

                                 Miscellaneous

     61. The Debtor and the Reorganized Debtor may file with the Court and serve upon the appropriate holders objections to Administrative Claims, Claims and/or Interests that have not previously been Allowed as soon as practicable, but in no event later than, the Initial Distribution Date or such later date as may be approved by the Court; provided, however, that, subject to section 7.5 of the Plan, the Debtor and/or the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without approval of the Court.

     62. All final applications for compensation and reimbursement by professional persons for services rendered or expenses incurred through and including the Confirmation Date, to the extent required, shall be filed with the Court not later than 45 days after the Effective Date, and shall be served in the manner provided for in the Court's Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, dated ________________, 1998. No applications will be filed for compensation and reimbursement by professional persons for services rendered or expenses incurred on or after the Confirmation Date, and such compensation and reimbursement may be paid by the Debtor in accordance with ordinary business practices and without order of the Court.

     63. The Plan and its provisions shall be binding upon the Debtor, the Reorganized Debtor, any entity acquiring or receiving property or a distribution under the Plan and any holder of a Claim or Interest, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

     64. Pursuant to Bankruptcy Rule 9014, Bankruptcy Rule 7062 shall not apply to this Order.

     65. The determinations, findings, judgments, decrees and orders set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. Each finding of fact set forth herein, to the extent it is or may be deemed a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law set forth herein, to the extent it is or may be deemed a finding of fact, shall also constitute a finding of fact.

     66. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have validity, binding effect and enforceability as every other provision of the Plan. To the extent of any inconsistency between the terms of the Plan and this Order, the terms of the Plan shall govern.

     67. Within fourteen (14) days after entry of this Order or within such other time as the Court may allow, the Debtor shall mail to all holders of Claims, Interests and other parties in interests notice of this Order and a copy of the Supplement.

Dated: Wilmington, Delaware
       May 7, 1999


                                            /s/
                                            -----------------------------------
                                            United States Bankruptcy Judge

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


-------------------------------------
IN RE:                               :  CHAPTER 11
                                     :
FOOD COURT ENTERTAINMENT             :
NETWORK, INC.,                       :  CASE NO. 98-1889 (MFW)
                                     :
                             Debtor  :
-------------------------------------





      FIRST MODIFIED CHAPTER 11 PLAN OF REORGANIZATION FOR
             FOOD COURT ENTERTAINMENT NETWORK, INC.










                       Dated: March 9, 1999

                                TABLE OF CONTENTS


Article I
          Defined Terms . . . . . . . . . . . . . . . . . . . . .  1
             1.1   "Administrative Claim" . . . . . . . . . . . .  1
             1.2   "Allowed". . . . . . . . . . . . . . . . . . .  1
             1.3   "Avoidance Claims" . . . . . . . . . . . . . .  2
             1.4   "Ballot" . . . . . . . . . . . . . . . . . . .  2
             1.5   "Bankruptcy Code". . . . . . . . . . . . . . .  2
             1.6   "Bankruptcy Court" . . . . . . . . . . . . . .  2
             1.7   "Bankruptcy Rules" . . . . . . . . . . . . . .  2
             1.8   "Business Day" . . . . . . . . . . . . . . . .  2
             1.9   "Cash" . . . . . . . . . . . . . . . . . . . .  2
             1.10  "Chapter 11 Case". . . . . . . . . . . . . . .  2
             1.11  "Claims Bar Date". . . . . . . . . . . . . . .  2
             1.12  "Claim". . . . . . . . . . . . . . . . . . . .  3
             1.13  "Claimant" . . . . . . . . . . . . . . . . . .  3
             1.14  "Class". . . . . . . . . . . . . . . . . . . .  3
             1.15  "Confirmation" . . . . . . . . . . . . . . . .  3
             1.16  "Confirmation Date". . . . . . . . . . . . . .  3
             1.17  "Confirmation Hearing" . . . . . . . . . . . .  3
             1.18  "Confirmation Order" . . . . . . . . . . . . .  3
             1.19  "Contingent" . . . . . . . . . . . . . . . . .  3
             1.20  "Creditors' Committee" . . . . . . . . . . . .  3
             1.21  "Debtor" . . . . . . . . . . . . . . . . . . .  3
             1.23  "Disbursing Agent" . . . . . . . . . . . . . .  4
             1.24  "Disbursing Agent Expenses". . . . . . . . . .  4
             1.25  "Disclosure Statement" . . . . . . . . . . . .  4
             1.26  "Disputed" . . . . . . . . . . . . . . . . . .  4
             1.27  "Distributions". . . . . . . . . . . . . . . .  4
             1.28  "Effective Date" . . . . . . . . . . . . . . .  4
             1.29  "Estate" . . . . . . . . . . . . . . . . . . .  4
             1.30  "Executory Contract" . . . . . . . . . . . . .  4
             1.31  "Face Amount". . . . . . . . . . . . . . . . .  5
             1.32  "Filed". . . . . . . . . . . . . . . . . . . .  5
             1.33  "Filing Date". . . . . . . . . . . . . . . . .  5
             1.34  "Final Order". . . . . . . . . . . . . . . . .  5
             1.35  "General Administrative Claims". . . . . . . .  5
             1.36  "General Unsecured Claims" . . . . . . . . . .  5
             1.37  "Holder" . . . . . . . . . . . . . . . . . . .  5
             1.38  "Initial Distribution Date". . . . . . . . . .  5
             1.39  "Interest" . . . . . . . . . . . . . . . . . .  5
             1.40  "Interest Bar Date". . . . . . . . . . . . . .  5
             1.41  "Liquidation Plan" . . . . . . . . . . . . . .  6


                                      (i)

             1.42  "Menard" . . . . . . . . . . . . . . . . . . .  6
             1.43  "Menard Plan". . . . . . . . . . . . . . . . .  6
             1.44  "New Common Stock" . . . . . . . . . . . . . .  6
             1.45  "Person" . . . . . . . . . . . . . . . . . . .  6
             1.46  "Plan" . . . . . . . . . . . . . . . . . . . .  6
             1.47  "Priority Claim" . . . . . . . . . . . . . . .  6
             1.48  "Professionals' Administrative Claims" . . . .  6
             1.49  "Professional Persons" . . . . . . . . . . . .  6
             1.50  "Promissory Note". . . . . . . . . . . . . . .  6
             1.51  "Pro Rata" or "Pro Rata Share" . . . . . . . .  6
             1.52  "Record Date". . . . . . . . . . . . . . . . .  7
             1.53  "Rejection Claim". . . . . . . . . . . . . . .  7

1.54 "Reorganized Debtor"
             1.55  "Sale Order" . . . . . . . . . . . . . . . . .  7
             1.56  "Sale Proceeds". . . . . . . . . . . . . . . .  7
             1.57  "Tax Claim". . . . . . . . . . . . . . . . . .  7
             1.58  "Trustee". . . . . . . . . . . . . . . . . . .  7
             1.59  "Voting Deadline". . . . . . . . . . . . . . .  7

Article II
          Administrative, Insured and Tax Claims. . . . . . . . .  7
             2.1   General Administrative Claims. . . . . . . . .  7
             2.3   Tax Claims . . . . . . . . . . . . . . . . . .  7

Article III
          Classification of Claims and Equity Interests . . . . .  8
             3.1   Creation of Classes. . . . . . . . . . . . . .  8
             3.2   Elimination of Classes . . . . . . . . . . . .  8

Article IV
          Impairment of Claims and Equity Interests . . . . . . .  8
             4.1   Unimpaired Classes of Claims and Interests . .  8
             4.2   Impaired Classes of Claims and Interests . . .  8
             4.3   Impairment Controversies . . . . . . . . . . .  8

Article V
          Acceptance or Rejection of Plan;
            Effect of Rejection by One or More
            Classes of Claims or Interests . . . . . . . . . .  .  9
             5.1   Classes Entitled to Vote . . . . . . . . . . .  9
             5.2   Class Acceptance Requirement . . . . . . . . .  9
             5.3   One Vote Per Holder. . . . . . . . . . . . . .  9

                                      (ii)

Article VI
          Alternate Provisions for Treatment of
          Classes of Claims and Interests . . . . . . . . . . . .  9
             6.1   Satisfaction of Claims . . . . . . . . . . . .  9
             6.2   Class 1: Priority Claims . . . . . . . . . . .  9
             6.3   Class 2: General Unsecured Claims. . . . . . . 10
             6.4   Class 3: Interests . . . . . . . . . . . . . . 10

Article VII
          Means for Implementation of the Plan. . . . . . . . . . 10
             7.1   Revesting of Title . . . . . . . . . . . . . . 10
             7.3   Source of Plan Distributions.  . . . . . . . . 11
             7.4   Implementation of Plan by Debtor and Post
                   Effective Date Expenses. . . . . . . . . . . . 11
             7.5   Disputed Claims and Interests. . . . . . . . . 12
             7.6   Unclaimed Distributions and Excess Funds in
                   Disputed Claims Reserves . . . . . . . . . . . 12
             7.7   Manner of Payments Under the Plan. . . . . . . 12
             7.8   Disbursing Agent . . . . . . . . . . . . . . . 13
             7.9   Direction to Parties . . . . . . . . . . . . . 13
             7.10  Setoffs. . . . . . . . . . . . . . . . . . . . 13
             7.11  Issuance of New Common Stock . . . . . . . . . 13
             7.12  Corporate Governance . . . . . . . . . . . . . 14
             7.13  Management of Reorganized Debtor's Business. . 14

Article VIII
          Executory Contracts and Unexpired Leases. . . . . . . . 14
             8.1   Rejected If Not Assumed. . . . . . . . . . . . 14
             8.2   Expired Contracts. . . . . . . . . . . . . . . 14
             8.3   Bar to Rejection Damages . . . . . . . . . . . 14

Article IX
          Retention of Jurisdiction . . . . . . . . . . . . . . . 15

Article X
          Miscellaneous Provisions. . . . . . . . . . . . . . . . 16
             10.1  Payment of Statutory Fees. . . . . . . . . . . 16
             10.2  Compliance with Tax Requirements . . . . . . . 16
             10.3  Notices. . . . . . . . . . . . . . . . . . . . 16
             10.5  Governing Law. . . . . . . . . . . . . . . . . 17
             10.6  Headings . . . . . . . . . . . . . . . . . . . 17
             10.7  Severability . . . . . . . . . . . . . . . . . 17
             10.8  Withdrawal . . . . . . . . . . . . . . . . . . 17
             10.9  Construction . . . . . . . . . . . . . . . . . 17
             10.10 Cram Down. . . . . . . . . . . . . . . . . . . 17
             10.11 Amendments and Modifications . . . . . . . . . 17

                                     (iii)

             10.12 No Interest. . . . . . . . . . . . . . . . . . 18
             10.13 Exculpation. . . . . . . . . . . . . . . . . . 18
             10.14 Release of Claims and Effect of Confirmation . 18
             10.15 Fees and Expenses of Professional Persons. . . 18
             10.16 Successors and Assigns . . . . . . . . . . . . 19
             10.17 Time . . . . . . . . . . . . . . . . . . . . . 19
             10.18 Termination and/or Reduction of Official
                   Committees . . . . . . . . . . . . . . . . . . 19
             10.19 Cooperation of Debtor. . . . . . . . . . . . . 19

                                      (iv)

                                    Article I

                                  Defined Terms

     Unless otherwise provided in the Plan, all terms used herein shall have the meanings assigned to such terms in the Bankruptcy Code. For the purposes of the Plan, the following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "herein," "hereof," "hereto" and "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. All exhibits to the Plan are incorporated into and are part of the Plan as if set forth in full herein.

     1.1 "Administrative Claim" means any Claim for costs and expenses of administration of this Chapter 11 Case with priority under Bankruptcy Code section 507(a)(1), including without limitation, Disbursing Agent Expenses, Professionals' Administrative Claims, costs and expenses Allowed under Bankruptcy Code section 503(b) (including claims granted such priority pursuant to Bankruptcy Code section 546(c)(2)(A)), the actual and necessary costs and expenses of preserving the Estate of the Debtor and operating the business of the Debtor and any fees or charges assessed against the Estate of the Debtor under 28 U.S.C. section 1930.

     1.2  "Allowed" means:

     (a) as to any Claim, other than an Administrative Claim, or Interest, a Claim or Interest:

          (1) which is deemed Filed pursuant to Bankruptcy Code section 1111(a) provided no proof of Claim or Interest (as applicable) has been timely Filed; or

          (2) as to which a proof of Claim or Interest (as applicable) has been timely Filed prior to the Bar Date or was deemed timely Filed pursuant to a Final Order and either

               (A) the Claim or Interest is not a Disputed Claim, or

               (B) the allowability of the Claim or Interest has been determined by a Final Order of the Bankruptcy Court (only to the extent so determined); or

               (C) the Claim or Interest has been allowed hereunder.

     (b) as to any Administrative Claim, an Administrative Claim which (A) is not a Disputed Claim and (B) represents a liability incurred by the Debtor in the ordinary course of business in the Chapter 11 Case or which was determined to be allowable by Final Order of the Bankruptcy Court, but only to the extent so determined.

     For purposes of determining the amount of an "Allowed Claim," there shall be deducted therefrom (i) an amount equal to the amount of any claim which the Debtor may hold against the Holder thereof, to the extent such claim may be set off pursuant to applicable law, and (ii) the amount of any payment received by the Holder of such Claim on account of such Claim from any party other than the Debtor. Unless otherwise specified herein or by order of the Bankruptcy Court, an "Allowed Claim" shall not, for purposes of distribution under the Plan, include interest on such "Allowed Claim" from the Filing Date.

     1.3 "Avoidance Claims" means all preference, fraudulent transfer, fraudulent conveyance, equitable subordination and other similar claims, whether arising under the Bankruptcy Code or otherwise, of the Debtor, including, but not limited to, claims recoverable pursuant to Bankruptcy Code sections 502, 510, 541, 544, 545, 547, 548, 549, 550, 551 and 553.

     1.4 "Ballot" means the form distributed to Holders of Claims for acceptance or rejection of the Plan.

     1.5 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. sections 101 et seq., together with all amendments, modifications and replacements as the same exist upon any relevant date, to the extent applicable to the Chapter 11 Case.

     1.6 "Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the District of Delaware or such other court or adjunct thereof having jurisdiction over the Chapter 11 Case.

     1.7 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court, as applicable in the Chapter 11 Case.

     1.8 "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks in Wilmington, Delaware are authorized or required by law to close.

     1.9 "Cash" means the lawful currency of the United States of America.

     1.10 "Chapter 11 Case" means the case commenced under Chapter 11 of the Bankruptcy Code by the Debtor on the Filing Date.

     1.11 "Claims Bar Date" means January 31, 1999 which date was established by the Bankruptcy Court as the date by which Holders of Claims against the Debtor (excluding Administrative Claims and certain Rejection Claims) must have Filed a proof of Claim or be forever barred from asserting such Claim for purposes of voting and Distribution in any amount in excess of the amount (if any) scheduled by the Debtor as being other than Contingent, Disputed or unliquidated.

     1.12 "Claim" means any right to payment from the Debtor or debtor in possession, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     1.13 "Claimant" means the Holder of a Claim.

     1.14 "Class" means any group of Holders of Claims or Interests as specified in Article III of this Plan.

     1.15 "Confirmation" shall mean the entry by the Bankruptcy Court of the Confirmation Order.

     1.16 "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

     1.17 "Confirmation Hearing" means the hearing, in the Bankruptcy Court, to consider whether the Confirmation Order should be entered.

     1.18 "Confirmation Order" means the order of the Bankruptcy Court, as entered, confirming the Plan pursuant to Bankruptcy Code section 1129.

     1.19 "Contingent" when used with respect to a Claim, means a Claim that has not accrued and which is dependent upon a future event that has not occurred or may never occur.

     1.20 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in this Chapter 11 Case as such appointment may be amended from time to time.

     1.21 "Debtor" means Food Court Entertainment Network, Inc. in its capacity as prepetition or postpetition debtor depending upon the context.

     1.22 "Debtor's Cash" means (a) if the Liquidation Plan as implemented, all Cash and Cash equivalents held by the Debtor or, after Confirmation, by the Disbursing Agent or, (b) if the Menard Plan is implemented, all Cash and Cash equivalents held by the Reorganized Debtor on the Effective Date, including a $50,000 cash contribution by Menard.

     1.23 "Disbursing Agent" means (a) the Reorganized Debtor, if the Liquidation Plan is implemented, or (b) the Creditors' Committee if the Menard Plan is implemented.

     1.24 "Disbursing Agent Expenses" means (a) all expenses, including fees and expenses of professionals, salaries of employees, compensation to agents and taxes incurred in implementing this Plan and, (b) if the Liquidation Plan is implemented, dissolving the Debtor.

     1.25 "Disclosure Statement" means the disclosure statement, as it may be amended and modified, with respect to this Plan Filed by the Debtor pursuant to Bankruptcy Code section 1125 and approved by the Bankruptcy Court.

     1.26 "Disputed", (a) with respect to an Interest, means an Interest for which a proof of Interest has been filed and as to which an objection has been timely filed by the Debtor or any party in interest which objection has not been withdrawn or determined by Final Order and (b) with respect to a Claim, means either (i) a Claim which is a Contingent Claim and has not become fixed and absolute or (ii) a Claim for which a proof of Claim has been Filed and as to which an objection has been timely Filed by the Debtor or any party in interest which objection has not been withdrawn or determined by a Final Order, provided, however, that in the event the Bankruptcy Court shall estimate a Disputed Claim for purposes of Distribution pursuant to section 502(c) of the Bankruptcy Code, such estimation shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim. Prior to the time that an objection has been or may be timely filed, for the purposes of the Plan, a Claim shall be considered a Disputed Claim to the extent that the amount of the Claim specified in the proof of claim exceeds the amount of the Claim scheduled by the Debtor as other than disputed, contingent or unliquidated.

     1.27 "Distributions" means the Cash and other property and, if the Menard Plan is implemented, New Common Stock, to be distributed under the Plan to Holders of Allowed Claims and, if the Menard Plan is implemented, Allowed Interests.

     1.28 "Effective Date" means the first Business Day:

          (a)   that is eleven days after the Confirmation Date; and

          (b) on which no stay of the Confirmation Order is in effect.

     1.29 "Estate" means the legal entity administering the property of the Debtor during the pendency of the Chapter 11 Case.

     1.30 "Executory Contract" means any executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code, in effect between the Debtor and any other Person or Persons as of the Filing Date, including, without limitation, all employee and director stock option plans.

     1.31 "Face Amount" means (a) if the Holder of a Claim has not timely Filed a proof of Claim prior to the Bar Date, the amount of such Claim that is listed in the Debtor's schedules as not disputed, contingent or unliquidated; or (b) if the Holder of the Claim has timely Filed a proof of Claim prior to the Bar Date the amount stated in such proof of Claim.

     1.32 "Filed" means filed with the Clerk of the Bankruptcy Court in the Chapter 11 Case.

     1.33 "Filing Date" means August 13, 1998, the date upon which the Debtor Filed a petition commencing the Chapter 11 Case.

     1.34 "Final Order" means an order or judgment as entered on the docket that has not been reversed, stayed, modified or amended and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired and as to which no timely appeal, petition for certiorari or request for reargument or rehearing is pending or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing in a manner satisfactory to the Debtor or, if an appeal, reargument, petition for certiorari, or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

     1.35 "General Administrative Claims" means all Administrative Claims other than the Administrative Claims of Professional Persons.

     1.36 "General Unsecured Claims" means all Claims other than (a) Administrative Claims, (b) Tax Claims, and (c) Priority Claims.

     1.37 "Holder" means the beneficial owner of any Claim or Interest, which, in the case of an investment company, shall be the investment company and not its shareholders and, in the case of an insurance company, shall be the insurance company and not the insureds.

     1.38 "Initial Distribution Date" means the first Business Day which is at least sixty (60) days after the Effective Date.

     1.39 "Interest" means the legal, equitable and contractual rights resulting from being a Holder of an equity interest in the Debtor, including without limitation, all Class A Common Stock, Class B Common Stock, Class A Warrants, Class B Warrants, any rights under any employee and Director Stock Option Plans and any other options, warrants or other rights to acquire any such interests.

     1.40 "Interest Bar Date" means the bar date which is established by the Bankruptcy Court as the date by which holders of Interests must have filed a proof of Interest or be forever barred from asserting such Interest in any amount in excess of the amount, if any, scheduled by the Debtor as other than Contingent, Disputed or Unliquidated.

     1.41 "Liquidation Plan" means this Plan without any contribution from Menard if the Debtor does not seek Confirmation of the Menard Plan or the Bankruptcy Court determines that the Menard Plan is not confirmable.

     1.42 "Menard" means David W. and Jacqueline J. Menard.

     1.43 "Menard Plan" means this Plan with the contributions and distributions contemplated by Menard if, on or before the date first set for the Confirmation Hearing Menard delivers to counsel for the Debtor the sum of $50,000 and the Bankruptcy Court determines that the Menard Plan is confirmable.

     1.44 "New Common Stock" means the common stock of the Reorganized Debtor to be issued on the Effective Date and distributed in accordance with this Plan if the Menard Plan is implemented.

     1.45 "Person" means any individual, corporation, general partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, union, government or any political subdivision thereof or other entity.

     1.46 "Plan" means this plan of reorganization under Chapter 11 of the Bankruptcy Code, proposed by and for the Debtor, as it may be amended, modified or supplemented by the Debtor from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

     1.47 "Priority Claim" means any Claim that is entitled to priority pursuant to Bankruptcy Code section 507(a) that is not an Administrative Claim or Tax Claim, but only to the extent such Claim is entitled to such priority.

     1.48 "Professionals' Administrative Claims" means all Administrative Claims of Professional Persons.

     1.49 "Professional Persons" means (a) those professionals retained in the Chapter 11 Case pursuant to an order of the Bankruptcy Court in accordance with Bankruptcy Code sections 327 or 1103 and (b) all Persons seeking compensation or reimbursement of expenses pursuant to Bankruptcy Code section 503(b)(4).

     1.50 "Promissory Note" means the Reorganized Debtor's unsecured promissory note, payable to the Disbursing Agent in the amount of $50,000, bearing interest at the rate of 5% per annum, payable in full on the first anniversary of the Effective Date. The Promissory Note will be issued only if the Menard Plan is implemented.

     1.51 "Pro Rata" or "Pro Rata Share" means the proportional share of a Holder of a Claim or Interest calculated on the basis of the Allowed amount of such Holder's Claim or Interest relative to the total amount of the Allowed Claims, Allowed Interests Disputed Claims (valued at the Face Amount), Disputed Interests and unliquidated Claims (valued as estimated by the Bankruptcy Court), in the Class of which such Holder is a member.

     1.52 "Record Date" means the Effective Date.

     1.53 "Rejection Claim" means a Claim arising from the rejection of an Executory Contract.

     1.54 "Reorganized Debtor" means the Debtor from and after the Effective
Date.

     1.55 "Sale Order" means the September 24, 1998 Order approving the sale of certain of the Debtor's assets to Prime Spot Media USA, Inc. free and clear of liens, claims and interests.

     1.56 "Sale Proceeds" means the proceeds of sale of the assets sold by the Debtor pursuant to the Sale Order.

     1.57 "Tax Claim" means any Claim of the kind specified in Bankruptcy Code sections 502(i) and 507(a)(8), but only to the extent such Claim is entitled to such priority.

     1.58 "Trustee" means the United States Trustee appointed pursuant to section 581, title 28, of the United States Code, to serve in the District of Delaware.

     1.59 "Voting Deadline" means the date established by the Bankruptcy Court as the date by which Ballots must be received in order to be counted in the official tally of acceptances and rejections of this Plan.

                           Article II

             Administrative, Insured and Tax Claims

     2.1 General Administrative Claims. Unless otherwise agreed by any Holder, each Holder of an Allowed General Administrative Claim, shall receive Cash equal to the Allowed amount of such Claim. Distribution on account of Allowed General Administrative Claims shall be made on the later of (a) the Initial Distribution Date, and (b) ten (10) Business Days after the date on which such Claim becomes an Allowed General Administrative Claim.

     2.2 Professionals' Administrative Claims. Unless otherwise agreed by any Holder, each Holder of an Allowed Professionals' Administrative Claim, shall receive Cash equal to the Allowed Amount of such Claim on the later of (a) the Initial Distribution Date, and (b) ten (10) Business Days after the date on which such Claim becomes an Allowed Professionals' Administrative Claim.

     2.3 Tax Claims. Unless otherwise agreed by any Holder, each Holder of an Allowed Tax Claim shall receive Cash in the full amount of such Allowed Tax Claim, on the later of (a) the Initial Distribution Date and (b) ten (10) Business Days after the date on which such Tax Claim becomes an Allowed Tax Claim.

                                   Article III

                  Classification of Claims and Equity Interests

     3.1 Creation of Classes. This classification of Claims and Interests is made for purposes of voting on and making Distributions under the Plan and for ease of administration hereof. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest is Allowed and qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class.

     (a) Class 1 - Priority Claims. This Class consists of all Allowed Priority Claims.

     (b) Class 2 - General Unsecured Claims. This Class consists of all Allowed General Unsecured Claims.

     (c) Class 3 - Interests. This Class consists of the Allowed Interests in the Debtor.

     3.2 Elimination of Classes. Any Class that does not include, as of the date of the hearing on Confirmation of this Plan, an Allowed Claim or a Claim temporarily Allowed pursuant to Bankruptcy Rule 3018(a), shall be deemed deleted from this Plan for purposes of voting on acceptance or rejection of this Plan and for the purpose of determining whether this Plan has been accepted by such Class pursuant to Bankruptcy Code section 1129.

                                   Article IV

                    Impairment of Claims and Equity Interests

     4.1 Unimpaired Classes of Claims and Interests. The Claims in Class 1 are not impaired under this Plan.

     4.2 Impaired Classes of Claims and Interests. The Claims in Class 2 and Interests in Class 3 are impaired under this Plan.

     4.3 Impairment Controversies. If a controversy arises as to whether any Class of Claims or Class of Interests is impaired or unimpaired under this Plan, such Class shall be treated as specified in this Plan unless the Bankruptcy Court shall otherwise determine such controversy upon motion of the party challenging the characterization of a particular Class under this Plan.

                                    Article V

                        Acceptance or Rejection of Plan;
                       Effect of Rejection by One or More
                         Classes of Claims or Interests

     5.1 Classes Entitled to Vote. Except as set forth below, each Holder of an Allowed Claim, Allowed Interest or a Claim or Interest allowed for voting purposes shall be entitled to vote to accept or reject this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, any Holder of an Allowed Claim or Allowed Interest in an unimpaired Class shall be deemed to have accepted the Plan on account of such Allowed Claim or Allowed Interest and shall not be entitled to vote such Allowed Claim or Allowed Interest. Pursuant to Section 1126(g) of the Bankruptcy Code, any Holder of an Allowed Claim or Allowed Interest is deemed not to have accepted a plan if such plan provides that the Claims or Interests in such class will not receive or retain any property on account of such Claims or Interests.

     5.2 Class Acceptance Requirement. An impaired Class of Claims shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted on this Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, the Holders of Allowed Interests in Class 3 are deemed not to have accepted the Liquidation Plan. However, if the Menard Plan is implemented, the Holders of Allowed Interests shall be deemed to have accepted this Plan if at least two-thirds (2/3) in amount of the Allowed Interests in such Class that vote accept the Plan.

     5.3 One Vote Per Holder. If a Holder of a Claim holds more than one Claim in any one Class relating to transactions between the Debtor and any other single Person, all Claims of such Holder in such Class relating to transactions between the Debtor and such other single Person shall be aggregated and deemed to be one Claim for purposes of determining the number of Claims voting on this Plan.

                                   Article VI

                      Alternate Provisions for Treatment of
                         Classes of Claims and Interests

     6.1 Satisfaction of Claims. The treatment of and the consideration received by Holders of Claims or Interests pursuant to this Plan shall be in full satisfaction, release and discharge of their respective Claims against or Interests in the Debtor. Included among the Claims satisfied, released and discharged hereunder shall be any and all Claims, whether matured or Contingent and whether arising before or after the Confirmation Date.

     6.2 Class 1: Priority Claims. Unless otherwise agreed by any Holder, each Holder of an Allowed Priority Claim shall receive Cash equal to the Allowed amount of such Claim on the later of (a) the Initial Distribution Date and (b) ten (10) Business Days after the date on which such Claim becomes an Allowed Priority Claim.

     6.3 Class 2: General Unsecured Claims. Each Holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of (i) the Debtor's Cash remaining after payment in full of all Allowed Administrative, Tax and Priority Claims; and (ii) any net recoveries from Avoidance Claims and, if the Menard Plan is implemented, (iii) the Promissory Note and (iv) shares aggregating five percent (5%) of the outstanding New Common Stock. The first Distribution to Holders of Allowed General Unsecured Claims shall be made on the Initial Distribution Date after creation of a reserve for all anticipated unpaid Allowed General Administrative, Tax and Priority Claims. A final Distribution to Holders of Allowed General Unsecured Claims shall be made after all Disputed Claims have been determined by a Final Order of the Bankruptcy Court and all Allowed Administrative, Tax and Priority Claims have been paid or reserved for and, if the Menard Plan is implemented, after the first anniversary of the Effective Date.

     6.4 Class 3: Interests. All presently issued and outstanding Interests shall be canceled upon the entry of the Confirmation Order. If the Menard Plan is implemented, each Holder of an Allowed Interest shall receive a Pro Rata Share of ten percent (10%) of the issued and outstanding New Common Stock. If the Liquidation Plan is implemented, Holders of Allowed Interests shall not receive or retain any property on account of such Allowed Interests and, after entry of the Confirmation Order, the Debtor shall issue one new share of stock to James N. Perkins solely for the purpose of dissolving the Debtor corporation.


                                   Article VII

                      Means for Implementation of the Plan

     7.1 Revesting of Title. If the Menard Plan is implemented, on the Effective Date, except as otherwise provided in this Plan, all of the Debtor's Cash and the Promissory Note shall vest in the Disbursing Agent and all other property of the Estate (other than Avoidance Claims) shall vest in the Reorganized Debtor. If the Liquidation Plan is implemented, except as otherwise provided in this Plan, all property of the Estate shall vest in the Reorganized Debtor.

     7.2  Transfer of New Common Stock and Enforcement of Claims.

          (a) The Debtor hereby assigns to the General Unsecured Creditors the exclusive right to enforce any and all present or future rights or causes of action against any Person and rights of the Debtor that arose before or after the Filing Date, including but not limited to the rights and powers of a trustee and debtor in possession, against any Person whatsoever, including but not limited to all avoidance powers granted to the Debtor under the Bankruptcy Code and all causes of action and remedies granted pursuant to sections 502, 510, 541, 545, 547 through 551 and 553 of the Bankruptcy Code, other than those specifically compromised as part of this Plan or pursuant to the Sale Order or otherwise released. Such claims may be enforced exclusively by the Creditors' Committee.

          (b) All costs of enforcing any claim assigned hereunder shall constitute administrative claims that will be satisfied only out of the proceeds of any assets assigned under this section 7.2. All post-confirmation professional fees and costs incurred by the Creditors' Committee shall be subject to Bankruptcy Court approval only if the Debtor objects to such fees or costs, and the Creditors' Committee shall submit detailed bills to the Debtor at least five (5) business days prior to seeking reimbursement from the proceeds of any claims assigned hereunder. The balance of funds remaining after payment of the Creditors' Committee's administrative claim shall be distributed by the Creditors' Committee to the Holders of Allowed General Unsecured Claims on a Pro Rata basis.

          (c) If the Menard Plan is implemented, on the Effective Date, the Reorganized Debtor shall transfer to the Disbursing Agent New Common Stock aggregating 15% on a fully diluted basis, of the total outstanding New Common Stock. The said New Common Stock shall not be subject to dilution, unless all shares existing as of the Effective Date are affected by the dilution and there is no discrimination among shares or classes of shares. The Disbursing Agent shall distribute the said New Common Stock, as soon as practicable, as follows:
(a) 10% Pro Rata to Holders of Allowed Interests, Stock, and (b) 5% Pro Rata to Holders of Allowed General Unsecured Claims.

     7.3 Source of Plan Distributions. If the Liquidation Plan is implemented, the source of all Distributions under the Plan shall be the Debtor's Cash and the net proceeds from Avoidance Claims, if any. If the Menard Plan is implemented, the source of all Distributions under the Plan shall be (i) the Debtor's Cash, including the $50,000.00 Cash to be paid by Menard; (ii) the Cash proceeds of the Promissory Note; (iii) the net Cash proceeds from the Avoidance Claims; and (iv) the New Common Stock to be issued pursuant to this Plan.

     7.4 Implementation of Plan by Debtor and Post Effective Date Expenses. On and after the Effective Date, the Disbursing shall take all steps necessary to implement the Plan. If the Liquidating Plan is implemented, all Disbursing Agent Expenses shall be paid by the Debtor, without the necessity of Bankruptcy Court approval, provided that the Debtor provides copies of detailed bills for such expenses to the Creditors' Committee at least five (5) days prior to payment of such expenses, and no objection is filed by the Creditors' Committee. If the Creditors' Committee objects to any portion of the fees or expenses incurred, the Debtor shall be required to obtain Bankruptcy Court approval prior to paying such fees or expenses. Following the completion of all Distributions required hereunder, the Disbursing Agent shall take all steps necessary to dissolve the Debtor.

     If the Menard Plan is implemented, all Disbursing Agent Expenses shall be paid from the funds provided to the Disbursing Agent as Administrative Claims upon at least five (5) days notice to members of the Creditors' Committee.

     7.5  Disputed Claims and Interests.

     (a) All objections to Claims and Interests shall be served and Filed on or before the Initial Distribution Date.

     (b) Notwithstanding any other provision of the Plan, no Cash or other property shall be distributed under the Plan on account of any Disputed Claim or Allowed Interest, unless and until such Claim or Interest becomes an Allowed Claim or Allowed Interest. On the Initial Distribution Date, a Disputed Claims Reserve shall be created for each Class of Claims that contains one or more Disputed Claims. An amount equal to the Pro Rata Share of the amount available for Distribution on account of Class 2 Claims (in the case of Class 2 Disputed Claims) or the Face Amount of the Claim (in the case of Class 1 Disputed Claims) of each Disputed Claim shall be deposited into the respective Disputed Claims Reserve on the Initial Distribution Date.

     (c) To the extent a Disputed Claim is subsequently Allowed, the Disbursing Agent shall pay to the Holder of such Claim from the respective Disputed Claims Reserve the Pro Rata Share (in the case of Class 2 Disputed Claims) or the Allowed Claim (in the case of Class 1 Disputed Claims) plus interest (net of any applicable taxes on such earnings calculated without regard to any losses or tax attributes of the Debtor), at the rate actually earned by the Debtor on the amount of such Distribution for the period between the date such Distribution would have occurred but for the provisions hereof prohibiting Distribution on account of Disputed Claims and the date of such Distribution.

     7.6 Unclaimed Distributions and Excess Funds in Disputed Claims Reserves. Any Cash, including interest earned thereon, that (a) is unclaimed for more than six (6) months after Distribution thereof or (b) remains in a Disputed Claims Reserve after all Disputed Claims have been resolved by a Final Order shall thereupon revest in the Debtor without the necessity of any further action or notice. On the final Distribution Date, funds remaining in the Disputed Claims Reserve and all unclaimed Distributions shall be reallocated to the Allowed Claims in Class 2 and shall be redistributed on a Pro Rata basis (treating the Claim related to the unclaimed Distribution or the disallowed portion of any Disputed Claim as not Allowed).

     7.7 Manner of Payments Under the Plan. Except as otherwise provided hereunder, all Distributions hereunder, shall be made to the Holder of the Claim or Interest on the Record Date. The Holder of a Claim or Interest on the Record Date shall be deemed to be the Person who (a) Filed the most recent timely proof of Claim or Interest relating thereto, provided no evidence of transfer of such Claim or Interest was Filed on or before the Record Date, or (b) in the event evidence of transfer of a timely Filed proof of Claim was Filed on or before the Record Date, (i) the transferee named therein if the transferor named therein does not file a timely objection pursuant to Federal Rule of Bankruptcy Procedure 3001(e) or (ii) the Person so designated by the Final Order of the Bankruptcy Court if a timely objection to the evidence of transfer was Filed, or
(c) is reflected in the schedules Filed by the Debtor in the Chapter 11 Case as the Holder of such Claim or Interest (other than Claims or Interests which are

"contingent", "disputed" or "unliquidated") if no timely proof of Claim or Interest related thereto was Filed. At the option of the Disbursing Agent, except as otherwise required or provided by any applicable agreement, any Cash payment to be made by the Disbursing Agent pursuant to the Plan may be made by a check drawn on a United States bank of adequate worth mailed by first class mail or by wire transfer. All Cash payments disbursed pursuant to the Plan by check or wire transfer which are not negotiated or cleared within six (6) months of the date of its issuance shall be stopped and canceled, with such funds redistributed as provided in Section 7.7 hereof; provided, however, that the Disbursing Agent shall not be required to stop and cancel any check or wire transfer where the administrative fee and charge, if any, to do so exceeds the amount of the check or wire transfer.

     7.8  Disbursing Agent.

     (a) Disbursing Agent. The Disbursing Agent shall serve without bond. The Disbursing Agent shall invest the Cash deposited with the Disbursing Agent in money market funds sponsored by a United States commercial bank or investments of similar quality with maturities appropriate in light of anticipated payment dates until a reasonable time prior to the date of any anticipated Distribution at which time such Cash may be transferred to a non-interest bearing checking account.

     (b) Discharge of Responsibilities. Upon completion of all required Distributions hereunder, the Disbursing Agent shall be discharged of all further duties. The Disbursing Agent shall have no duties except as expressly stated herein. In the event it appears, at any time, that the funds made available to the Disbursing Agent will be insufficient to satisfy all Distributions required to be paid hereunder, the Disbursing Agent shall be entitled to pay any remaining balance into the registry of the Bankruptcy Court or commence an appropriate interpleader action.

     7.9 Direction to Parties. From and after the Effective Date, the Disbursing Agent may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution or delivery of any instrument reasonably required to effect a transfer of property dealt with by this Plan, and to perform any other act, including the satisfaction of any lien, that is reasonably necessary for the consummation of this Plan, pursuant to Bankruptcy Code section 1142(b).

     7.10 Setoffs. Except as otherwise expressly provided for in the Plan, the Disbursing Agent may, but shall not be required to, setoff against any Claim, any claims of any nature whatsoever the Reorganized Debtor may have against the Claimant, provided, if the Menard Plan is implemented, such right of setoff shall only apply to claims of the Debtor in existence as of the Effective Date, Neither the failure to effect any setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Reorganized Debtor of any such claim the Reorganized Debtor may have against such Claimant except to the extent of any actual setoff.

     7.11 Issuance of New Common Stock. If the Menard Plan is implemented, on the Effective Date, the Reorganized Debtor shall issue an unspecified number of shares of New Common Stock, which shall constitute all of the then-issued and outstanding shares of New Common Stock, as follows: 85% to Menard; 10% to the Disbursing Agent for the benefit of Holders of Allowed Interests as a class; and 5% to the Disbursing Agent for the benefit of Holders of allowed Unsecured Claims as a class. As of the Effective Date the New Common Stock shall be the only class of equity securities of the Reorganized Debtor. The Articles of Incorporation may be amended by Menard as of the Effective Date in order to satisfy the provisions of this Plan and section 1123(a)(6) of the Bankruptcy Code. Upon issuance of the New Common Stock pursuant to this Plan, all such shares will be deemed fully paid and non-assessable.

     7.12 Corporate Governance. If the Menard Plan is implemented, on the Effective Date and, the existing members of the Debtor's Board of Directors shall be deemed to have resigned as of the Effective Date which a new Board of Directors of the Reorganized Debtor shall be appointed by Menard shall manage the Reorganized Debtor's business, and carry out and perform all other obligations or duties imposed on the Reorganized Debtor under this Plan. If the Liquidating Plan is implemented, the Debtor's existing Board of Directors shall continue to serve (subject to each director's right to resign).

     7.13 Management of Reorganized Debtor's Business. If the Menard Plan is implemented, after the Effective Date, the Reorganized Debtor shall manage its business, in its sole discretion, without any restrictions of the Bankruptcy Code and without any further supervision of the Bankruptcy Court.


                           Article VIII

             Executory Contracts and Unexpired Leases

     8.1 Rejected If Not Assumed. All Executory Contracts of the Debtor shall be rejected as of the Effective Date in accordance with the provisions of Sections 365 and 1123 of the Bankruptcy Code except for those Executory Contracts that
(a) have been assumed pursuant to order of the Bankruptcy Court, including the Confirmation Order, entered prior to the Effective Date or (b) are the subject of a motion to assume that is pending before the Bankruptcy Court on the Effective Date.

     8.2 Expired Contracts. Any contract or lease that expired pursuant to its terms prior to the Effective Date and that has not been assumed by Final Order prior to the Effective Date is hereby specifically rejected.

     8.3 Bar to Rejection Damages. If the rejection of an Executory Contract results in damages to the non-Debtor party or parties to such Executory Contract, a Claim for such damages, if not evidenced by an order of the Bankruptcy Court determining the Allowed amount of such Claim entered on or before the Confirmation Date, shall be forever barred and shall not be enforceable unless a proof of Claim is Filed with the Bankruptcy Court and served upon the Debtor on or before thirty (30) days after the Confirmation Date. The foregoing applies only to Claims arising from the rejection of an Executory Contract; any other Claims held by a party to a rejected contract or lease shall have been deemed filed pursuant to section 1111(a) of the Bankruptcy Code or evidenced by a proof of claim filed by the Bar Date or shall be barred and unenforceable.

                                   Article IX

                            Retention of Jurisdiction

     9.1 Notwithstanding Confirmation or the Effective Date having occurred, the Bankruptcy Court shall retain full jurisdiction as provided in 28 U.S.C. section 1334 to enforce the provisions, purposes, and intent of this Plan including, without limitation:

     (a) Determination of the allowability of Claims and Interests upon objection to such Claims and Interests;

     (b) Approval, pursuant to section 365 of the Bankruptcy Code and Article VIII of this Plan, of the assumption, assignment, or rejection of any Executory Contract;

     (c) Any determination necessary or appropriate under Bankruptcy Code section 505 or other determination relating to tax returns filed or to be filed by the Debtor for all periods through the end of the fiscal year in which the Effective Date occurs, including the determination of amount of net operating losses or tax attributes of the Debtor;

     (d) Determination of requests for payment of Claims entitled to priority under Bankruptcy Code section 507(a)(1), including compensation of parties entitled thereto;

     (e) Resolution of controversies and disputes regarding interpretation of this Plan;

     (f) Implementation of the provisions of this Plan and entry of orders in aid of Confirmation, including, without limitation, appropriate orders to protect the Debtor from creditor action;

     (g) Modification of the Plan pursuant to Bankruptcy Code section 1127;

     (h) Adjudication of any causes of action brought or continued by the Debtor with respect to the Avoidance Claims; and

     (i) Entry of a final decree closing the Chapter 11 Case.

                                    Article X

                            Miscellaneous Provisions

     10.1 Payment of Statutory Fees. All pre-Confirmation Date fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court, shall be paid on or before the Effective Date. All post-Confirmation Date quarterly fees shall be paid in full as General Administrative Claims.

     10.2 Compliance with Tax Requirements. In connection with the Plan, the Debtor shall comply with all applicable withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all Distributions hereunder shall be subject to such withholding and reporting requirements. Creditors may be required to provide certain tax information as a condition to receipt of Distributions pursuant to the Plan.

     10.3 Notices. All notices, requests, or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when (a) personally delivered by hand, (b) mailed by certified mail, return receipt requested, postage prepaid, (c) received by telex or telecopier, or (d) received by reputable overnight delivery service, freight prepaid. Notices, requests and demands for payment shall be addressed and sent, postage prepaid, or delivered as follows:

          (1) In the case of notices, requests, or demands for payments to the Debtor at: Food Court Entertainment Network, Inc., 217 E. 86th St., Suite 196, New York, New York 10028, Attn: James N. Perkins, President, with copies to (i) Stevens & Lee, 1818 Market Street, 14th Floor, Philadelphia, PA 19103, Attn:
Robert Lapowsky and (ii) James W. Owen, Suite 103, Weldin Bldg., Concord Plaza, 3411 Silverside Road, Wilmington, DE 19810, unless the Menard Plan is implemented in which case c/o Colmen Menard Company, Inc., Bala Pointe, Suite 240, 111 Presidential Boulevard, Bala Cynwyd, PA 19004, Attn: David W. Menard, with copies to White & Williams LLP, 1800 One Liberty Place, Philadelphia, PA 19103, Attn: Leonard P. Goldberger, Esquire.

          (2) In case of notices, requests or demands to the Creditors' Committee at (i) Young Conaway Stargatt & Taylor LLP, 11th Floor, Rodney Square North, P.O. Box 391, Wilmington, DE 19899-0391, Attn: Edwin J. Harron; and (ii) Gunster, Yoakley, Valdes-Fauli & Stewart, 1 Biscayne Tower, 2 South Biscayne Blvd., Suite 3400, Miami, FL 33131, Attn: Philip Hudson.

          (3) In the case of notices to Holders of Claims or Interests, the address set forth in any applicable Proof of Claim or Proof of Interests or, otherwise, at the address set forth in the Debtor's schedules at the last known address according to the books and records of the Debtor, or at any other address designated by a Holder of a Claim or Interest by the provision of notice to the Debtor; provided, however, that any notice of change of address shall be effective only upon receipt by the Debtor.

     10.4 Distributions All Distributions to Holders of Claims shall be sent to them at the address set forth in any applicable Proof of Claim or, otherwise, at the address set forth in the Debtor's Schedules and shall be deemed to have been made when mailed to such address. Any Person may designate in writing any other address for purposes of this section 10.4 which designation will be effective upon actual receipt by the Debtor pursuant to the notice provisions of Section
10.3 hereof.

     10.5 Governing Law. Except to the extent (a) that the Bankruptcy Code or Bankruptcy Rules are applicable, or (b) that documents executed in connection with this Plan otherwise specify, the rights and obligations under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     10.6 Headings. The headings of the Articles, paragraphs, and sections of this Plan are inserted for convenience only and shall not affect the interpretation hereof.

     10.7 Severability. Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provision in the Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable either as to all Holders of Claims or Interests or as to the Holder of such Claim or Interest as to which the provision is illegal, respectively. In such event, the Bankruptcy Court shall consider whether the Plan may be confirmed without such unenforceable provision. In the event the Plan is confirmed any such determination of unenforceability of any provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

     10.8 Withdrawal. The Debtor reserves the right, at any time prior to entry of the Confirmation Order, to withdraw this Plan. If the Debtor withdraws this Plan under this section 10.8, or if entry of the Confirmation Order does not occur, then this Plan shall be deemed null and void. In that event, nothing contained in this Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any other Person in any further proceedings involving the Debtor.

     10.9 Construction. The rules of Construction set forth in Bankruptcy Code section 102 shall apply to the construction of the Plan.

     10.10 Cram Down. In the event any Class of impaired Claims or Interests, rejects the Plan or is deemed to reject the Plan, the Debtor requests Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b).

     10.11 Amendments and Modifications. This Plan may be amended, modified or supplemented by the Debtor before or after the Confirmation Date, in the manner provided for by Bankruptcy Code section 1127 or as otherwise permitted by law without additional disclosure pursuant to Bankruptcy Code section 1125, except as the Bankruptcy Court may otherwise order.

     10.12 No Interest. Except as expressly stated in this Plan, or Allowed by the Bankruptcy Court, no interest, penalty or late charge is to be Allowed on any Claim subsequent to the Filing Date.

     10.13 Exculpation. Neither the Debtor, the Creditors' Committee, the Disbursing Agent nor any of their respective members, agents, directors, officers, employees, professionals (including counsel and accountants) shall have or incur any liability to any Holder for any act, omission, transaction or other activity of any kind or nature in connection with, or arising out of the Chapter 11 Case, the Confirmation or consummation of the Plan or the administration of the Plan or property to be distributed under the Plan, except for (a) willful misconduct or gross negligence and (b) any such liability created by the express terms of any agreement or other document executed and delivered by any of the foregoing persons effective on the Effective Date in connection with implementation of this Plan. In all respects, each of the foregoing Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from action in accordance with such advice.

     10.14 Release of Claims and Effect of Confirmation. Except as otherwise expressly provided for in this Plan, if the Menard Plan is implemented, the Distributions and rights afforded in this Plan shall be in complete and full satisfaction, discharge and release, effective as of the Effective Date, of all Claims against the Debtor or any of its assets or properties of any nature whatsoever. Commencing on the Effective Date, except as otherwise expressly provided for in this Plan, if the Menard Plan is implemented, all Holders of Claims or Interests shall be precluded forever from asserting against the Reorganized Debtor, the Disbursing Agent, the Creditors' Committee and their respective directors, officers, agents, representatives, financial advisors, attorneys, or employees and their respective assets and properties any other or further liabilities, liens, Claims, encumbrances, obligations, or Interests, including but not limited to all principal and accrued and unpaid interest on the debts of the Debtor based on any act or omission, transaction or other activity or security instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date, that was or could have been the subject of any Claim or Interest, whether or not Allowed. If the Liquidation Plan is implemented and/or the Reorganized Debtor does not engage in business after consummation of the Plan, the Reorganized Debtor will not receive a discharge.

     10.15 Fees and Expenses of Professional Persons.

          (a) Except to the extent the Bankruptcy Court shall have otherwise ordered, each Professional Person retained or requesting compensation in the Chapter 11 Case through the Effective Date pursuant to sections 327, 328, 329, 330, 331 or 503(b) of the Bankruptcy Code shall be required to file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case before the forty-fifth (45th) day after the Effective Date. All such applications shall be served upon all parties entitled to notice of same in the Chapter 11 Case. Objections to each such application must be filed on or before the twentieth (20th) day following the filing of such application.

All Allowed Claims for such final compensation and reimbursement of expenses shall be paid by the Disbursing Agent from Debtor's Cash.

          (b) No fees or expenses of any Professional Person will be paid except as specified herein or as Allowed by a Final Order of the Bankruptcy Court.

     10.16 Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

     10.17 Time. In computing any period of time prescribed or allowed by this Plan, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day or, when the act to be done is the Filing of a paper in court, a day on which weather or other conditions have made the clerk's office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days. When the period of time prescribed or allowed is less than eight days, intermediate days that are not Business Days shall be excluded in the computation.

     10.18 Termination and/or Reduction of Official Committees. The Creditors' Committee, and each of its legal and financial advisors, shall be relieved of all responsibilities relating to the Debtor upon the Effective Date.

     10.19 Cooperation of Debtor. If the Menard Plan is implemented, on the Effective Date, the Debtor shall deliver to Menard all corporate books and records, shareholder lists and other such documents and/or information relating to the Debtor in its possession.

Dated:  __________________             FOOD COURT ENTERTAINMENT
                                       NETWORK, INC.


                                       By:_______________________________
                                       James N. Perkins, President
CO-COUNSEL TO THE DEBTOR:

Robert Lapowsky
Michael J. Cordone
Stevens & Lee
14th Floor
1818 Market Street
Philadelphia, PA  19103
     and
James W. Owen
Suite 103, Weldin Building
Concord Plaza
3411 Silverside
Wilmington, DE  19810

                                   Exhibit "B"

None

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------
IN RE:                             :     CHAPTER 11
                                   :
FOOD COURT ENTERTAINMENT           :
NETWORK, INC.,                     :     CASE NO. 98-1889 (MFW)
                                   :
                       Debtor      :
-----------------------------------


                              DISCLOSURE STATEMENT
         IN SUPPORT OF FIRST MODIFIED CHAPTER 11 PLAN OF REORGANIZATION
                   FOR FOOD COURT ENTERTAINMENT NETWORK, INC.


                              Dated: March 9, 1999

                                   DISCLAIMERS

     THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE HAS APPROVED THIS DISCLOSURE STATEMENT, WHICH APPROVAL DOES NOT CONSTITUTE A DETERMINATION ON THE MERITS OF THE FIRST MODIFIED PLAN OF REORGANIZATION (THE "PLAN") DESCRIBED IN THIS DISCLOSURE STATEMENT. THE APPROVAL OF THIS DISCLOSURE STATEMENT MEANS THAT THE BANKRUPTCY COURT HAS FOUND THAT THE DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION TO PERMIT CREDITORS AND INTEREST HOLDERS OF THE DEBTOR TO MAKE A REASONABLY INFORMED DECISION IN EXERCISING THEIR RIGHT TO VOTE UPON THE PLAN. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

     THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE DEBTOR AND APPROVED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING OR REJECTING THE PLAN. NO REPRESENTATIONS CONCERNING THE DEBTOR, ITS BUSINESS OPERATIONS, THE VALUE OF ITS ASSETS OR THE VALUES OF ANY SECURITIES TO BE ISSUED OR BENEFITS OFFERED PURSUANT TO THE PLAN ARE APPROVED BY THE BANKRUPTCY COURT OR AUTHORIZED BY THE DEBTOR, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT OR ANY OTHER DOCUMENT EXPLICITLY AUTHORIZED BY THE DEBTOR AND APPROVED FOR DISTRIBUTION BY THE BANKRUPTCY COURT.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAVE ANY SUCH COMMISSIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT. THIS DOCUMENT WAS COMPILED FROM INFORMATION OBTAINED BY THE DEBTOR FROM NUMEROUS SOURCES BELIEVED TO BE ACCURATE TO THE BEST OF DEBTOR'S KNOWLEDGE, INFORMATION AND BELIEF.

     THE STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF.

     THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS INDIVIDUAL, LEGAL, TAX OR INVESTMENT ADVICE. EACH HOLDER OF A CLAIM OR INTEREST SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT OR BUSINESS ADVISERS AS TO LEGAL, TAX AND RELATED MATTERS CONCERNING THE MATTERS DESCRIBED HEREIN.

     THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. ALL CREDITORS, INTEREST HOLDERS AND OTHER INTERESTED PARTIES ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

                              DEBTOR'S PRELIMINARY
                           STATEMENT AND SOLICITATION

     Food Court Entertainment Network, Inc. ("Debtor") submits this Disclosure Statement pursuant to Section 1125 of the United States Bankruptcy Code, 11 U.S.C. ss.ss.101 et seq. (the "Bankruptcy Code"), in connection with its solicitation of acceptances of its First Modified Chapter 11 Plan of Reorganization dated March 9, 1999 (the "Plan"), which has been Filed with the United States Bankruptcy Court for the District of Delaware. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

     The Plan was formulated through consultation and negotiation between the Debtor and the Creditors' Committee, a fiduciary charged with representing the interests of unsecured creditors.

     Pursuant to the Plan, the Debtor believes that all Claimants and Interest Holders will receive a Distribution which equals or exceeds the Distribution that would be available in Chapter 7 liquidation. As a result, and given the lack of any alternative plan that would generate a greater return, the Debtor believes that Confirmation of the Plan is in the best interest of all Claimants and Interest Holders and urges each Holder of a Claim or Interest to vote in favor of Confirmation.

                                  INTRODUCTION

     By Order dated March 12, 1999, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), after notice and hearing, approved this Disclosure Statement as containing adequate information to permit Holders of Claims and Interests in impaired Classes to make an informed judgment in exercising their right to vote to accept or reject the Plan. The Bankruptcy Court's approval of this Disclosure Statement does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

     Enclosed together with this Disclosure Statement are:

     (a) the Plan;

     (b) the Order fixing (i) the time for submitting acceptances or rejections of the Plan, (ii) the time for filing objections to the Plan and (iii) the date and time of the Confirmation Hearing;

     (c) a Ballot for voting on acceptance or rejection of the Plan, for Holders of Claims and Interests in Classes which are "Impaired" under the terms and provisions of the Plan and not deemed to have rejected or accepted the Plan (i.e., Class 2 Claims and Class 3 Interests); and

     (d) a letter from the Creditors' Committee recommending that holders of unsecured Claims vote to accept the Plan.

     No Person has been authorized to give any information or to make any representation not contained in this Disclosure Statement in connection with the solicitation of acceptances of the Plan. If given or made, such information or representation must not be relied upon as having been authorized by the Debtor.

     The Bankruptcy Court has scheduled the Confirmation Hearing for April 22, 1999, at 2:00 p.m. at the United States Bankruptcy Court,Courtroom 1, 6th Floor, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware. At the Confirmation Hearing, the Court will consider issues related to Confirmation of the Plan, including the Plan's feasibility and whether the Plan is in the best interest of the Debtor, Claimants and Interest Holders. Any objection to Confirmation of the Plan must be filed in writing with the Bankruptcy Court and served so as to be received by the Debtor's co-counsel, at the address set forth on the last page hereof, Young Conaway Stargatt & Taylor, LLP, Eleventh Floor, Rodney Square North, P.O. Box 391, Wilmington, Delaware 19899-0391, Attn: Edwin
J. Harron, and Gunster, Yoakley, Valdes-Fauli & Stewart, 1 Biscayne Tower, 2 South Biscayne Boulevard, Suite 3400, Miami FL 33131, Attn: Philip Hudson, co-counsel for the Creditors' Committee and the U.S. Trustee, Suite 950 West, 601 Walnut Street, Philadelphia, Pennsylvania 19106, Attn: John D. McLaughlin, by April 16, 1999 at 5:00 p.m. Eastern Standard Time.

     The deadline for voting on the Plan is April 16, 1999 at 5:00 p.m. Eastern Standard Time. IN ORDER FOR YOUR BALLOTS TO BE COUNTED, THEY MUST BE ACTUALLY RECEIVED BY ROBERT LAPOWSKY, STEVENS & LEE, 1818 MARKET STREET, 14TH FLOOR, PHILADELPHIA, PA 19103. Your Ballots are enclosed herewith. Please complete and sign your Ballots and return them in the enclosed addressed envelope.

     This Disclosure Statement does not purport to be a complete description of the Plan, the financial status of the Debtor, the applicable provisions of the Bankruptcy Code, or of other matters that may be deemed significant by certain Claimants or Holder's of Interests This Disclosure Statement is an attempt to set forth, in sufficient detail, information adequate to enable Claimants and Interest Holders to make an informed judgment about the Plan pursuant to Section 1125 of the Bankruptcy Code. However, certain material terms of the Plan are not summarized herein and Claimants and Holders of Interests are strongly urged to review the Plan in its entirety in addition to this Disclosure Statement before determining how to vote on the Plan.

     Only Impaired Classes Vote. Section 1126(f) of the Bankruptcy Code provides that only classes of claims or equity interests that are "Impaired" under a plan of reorganization are entitled to vote on that plan. Under the Plan, the Holders of Claims in Class 2 and Interests in Class 3 are impaired and will receive Ballots. Holders of Interests in Class 3 will be deemed to have rejected the Plan if the Liquidation Plan (as defined below) is to be implemented because they will not receive or retain any property under the Liquidation Plan.

     Voting Instructions. After carefully reviewing these materials, please mark the enclosed Ballots and return them immediately in the addressed envelope provided. If you hold a Claim in more than one Class, you must submit a separate Ballot for each separately classified Claim. For purposes of voting, the amount and classification of a Claim or Interest that will be used to tabulate acceptances and rejections of the Plan shall be as follows:

          (a) Any Claim or Interest which is the subject of an order of this Court entered on or before the commencement of the Confirmation Hearing (an "Allowance Order") estimating or otherwise allowing such Claim or Interest or estimating or allowing such Claim or Interest for voting purposes shall be counted and classified in the manner set forth in such Allowance Order.

          (b) Any Claim or Interest which is not the subject of an Allowance Order shall be Allowed and classified, for voting purposes as follows:

               (1) If no proof of claim or interest has been filed respecting such Claim or Interest prior to the expiration of the time fixed for filing of such proof of claim or interest, such Claim or Interest shall be allowed, for voting purposes, in the amount listed, if any, in respect of such Claim or Interest in the Debtor's Schedules of Assets and Liabilities, to the extent such Claim or Interest is not listed as contingent, unliquidated, undetermined or disputed. Such Claim or Interest shall be placed in the appropriate Class based upon the Debtor's records.

               (2) To the extent such Claim or Interest is not evidenced by a timely proof of claim or interest and is not listed in the Debtor's schedules or is listed therein as contingent, unliquidated, undetermined or disputed, such Claim or Interest shall be disallowed for voting purposes.

               (3) If a proof of claim or interest has been timely filed evidencing such Claim or Interest which has not been objected to at least five days before the expiration of the voting period with respect to the Plan, the amount and classification shall be that specified in the proof of claim or interest, provided such proof of claim or interest does not designate such Claim or Interest as wholly or partially contingent, unliquidated or undetermined.

               (4) If a proof of claim or interest has been timely filed evidencing such Claim or Interest which is the subject of an objection filed at least five days before the expiration of the voting period with respect to the Plan, such Claim or Interest shall be disallowed for voting purposes, except to the extent and with the classification indicated in the objection to such Claim or Interest.

               (5) If a Claim is evidenced by a timely proof of claim or, if no timely proof of claim has been filed but is recorded in the Debtor's Schedules of Assets and Liabilities as wholly or partially unliquidated, contingent and/or undetermined such Claim shall be accorded one vote and valued at one dollar plus any amount specified therein as liquidated and noncontingent for purposes of Section 1126(c) of Bankruptcy Code, unless the Claim is the subject of an objection as set forth in subparagraph (4) above, in which case such Claim shall be Allowed and classified, for voting purposes, pursuant to the provisions of subparagraph (4).

     The following rules and standards shall apply to all Ballots:

          (a) pursuant to Rule 3018(a) of the Federal Rules of Bankruptcy Procedure, whenever a Holder of a Claim or Interest submits more than one Ballot voting the same Claim prior to the deadline for submission of Ballots, except as otherwise directed by the Court, the last such Ballot sent and received prior to the voting deadline shall be deemed to reflect the voter's intent and shall supersede any prior Ballots;

          (b) the authority of the signatory of each Ballot to complete and execute the Ballot shall be presumed;

          (c) a Holder of a Claim or Interest must vote all of its Claims or Interests within a particular Class under the Plan either to accept or reject the Plan and may not split its vote. Accordingly, a Ballot (or multiple Ballots of a single Holder with respect to separate Claims or Interests within a single Class, to the extent permitted) that partially rejects and partially accepts the Plan, or that indicates both a vote for and against the Plan, will not be counted;

          (d) any Ballot that does not indicate whether the Holder of the relevant Claim or Interest is voting for or against the Plan shall not be counted;

          (e) any Ballot that is not signed shall not be counted;

          (f) if a Holder of a Claim holds more than one Claim in any Class relating to transactions between the Debtor and any other single person, all Claims of such Holder in such Class relating to transactions between the Debtor and such other single person shall be aggregated and deemed to be one Claim for purposes of determining the number of Claims voting on this Plan; and

          (g) the Debtor shall serve as the tabulation agent to, among other things, review and tabulate votes for the acceptance or rejection of the Plan.

The Debtor reserves the right to object to any Ballot and seek to disallow, or modify the amount of, any vote.

     Acceptance and Confirmation of Plan. Your vote is important. For an impaired Class of Claims to have voted to accept the Plan, Ballots representing at least two-thirds (2/3) in amount and more than half (1/2) in number of Claims in such Class Allowed for voting purposes and actually cast must be submitted in favor of the Plan. For an impaired Class of Interests to have voted for the Plan, Ballots representing at least two-thirds (2/3) in the amount of Interests in such Class Allowed for voting purposes and actually cast must be submitted in favor of the Plan.

     Confirmation Without Acceptance By All Impaired Classes. Section 1129(b) of the Bankruptcy Code permits a proponent of a plan of reorganization to seek confirmation in the event that the plan is not accepted by each impaired class, as long as the plan is accepted by at least one impaired class. This procedure is known as "cram-down." The Court may confirm a plan under the cram-down provisions if, in addition to satisfying the usual requirements of Section 1129 of the Code, the Plan (i) "does not discriminate unfairly" and (ii) is "fair and equitable" with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan.

     The Debtor believes that the Plan does not "discriminate unfairly" with respect to any Class of Claims or Interests because the Distributions provided for in the Plan do not provide treatment to any Class disproportionate to the treatment afforded other Classes of equal rank unless the Holders of Claims or Interests in the Class receiving disproportionate treatment have agreed to such treatment.

     Under the Liquidation Plan, the Debtor believes the Plan is "fair and equitable" with respect to impaired Classes because, as to each impaired Class of Claims and impaired Class of Interests, there is no junior Class of Claims or Interests that will receive or retain any Property under the Plan. Confirmation of the Menard Plan will require the acceptance of Class 2.

I. HISTORY OF THE DEBTOR, ITS OPERATIONS, BACKGROUND OF FILING OF REORGANIZATION PETITION AND SALE OF ASSETS

     The Debtor was organized on February 12, 1992 to establish a national television network to broadcast high quality television programming, under the trade name "Cafe USA", to large, enclosed shopping mall food courts throughout the country. The Debtor's concept of providing advertising through a broadcast directly into mall food courts was predicated on its belief that shopping and product decisions by consumers are often made at the point-of-purchase.

     The Debtor was initially incorporated in the State of Delaware under the name "Advanced Media, Inc." In April of 1992, the Debtor changed its name to "AppleBell

Communications, Inc.", and in October of 1993, the Debtor changed its name to "Food Court Entertainment Network, Inc."

     On October 16, 1995, the Debtor closed on its initial public offering of 2,800,000 units consisting of one share of Series A Common Stock, one Class A Warrant and one Class B Warrant (the "IPO Units") to D. H. Blair Investment Banking Corp. (the "Underwriter"). On November 9, 1995, the Debtor closed the offering of an additional 420,000 IPO Units to the Underwriter pursuant to the Underwriter's overallotment option. On November 14, 1996, the Debtor closed a private offering to accredited investors of 90 Units, each consisting of 31,746 IPO Units.

     Ultimately, the Debtor was able to place its network in only twenty (20) shopping malls and was unable to sell any significant advertising time. In 1997, having concluded that the Debtor was not viable as a standalone entity, the Debtor's management began seeking a joint venture partner or strategic investor to advance the business concept or, alternatively, a purchaser for the Debtor's assets.

     Despite its best efforts, the Debtor was unable to attract a suitable investor or partner. As a result, on April 23, 1998, the Debtor entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") with Prime Spot Media USA, Inc. ("Prime Spot"), a wholly-owned subsidiary of Prime Spot Media, Inc., a British Columbia Company. The Purchase and Sale Agreement with Prime Spot provided for the sale of substantially all of the assets of the Debtor for $450,000. Upon signing the Purchase and Sale Agreement,

Prime Spot deposited the entire purchase price in escrow with its legal counsel. Simultaneous with the execution of the Purchase and Sale Agreement, Prime Spot and the Debtor entered into a subcontract (the "Subcontract") which provided that Prime Spot would, on behalf of the Debtor, operate the Cafe USA network, maintain all equipment and provide programming pending closing on the Purchase and Sale Agreement.

     In July of 1998, the Debtor and Prime Spot amended the Purchase and Sale Agreement to reduce from 20 to 12 the number of mall locations as to which the Debtor's assets would be transferred and operating agreements assigned. In connection with the amendment, the purchase price was reduced from $450,000 to $255,000. At the same time, the Debtor and Prime Spot entered into a separate agreement pursuant to which the Debtor sold to Prime Spot the assets and assigned the operating agreements related to the other 8 malls for a purchase price of $167,000.

     On August 13, 1998, the Debtor filed a petition for relief under Chapter 11 of the Bankruptcy Code. The Debtor filed this bankruptcy in order to complete the sale to Prime Spot and reorganize the corporation so that it may continue to engage in business, or, in the alternative, effect an orderly liquidation and dissolve the corporation. A Creditors' Committee has been appointed to represent the unsecured creditors in the Debtor's Chapter 11 Case. The members of the Creditors' Committee are H. Scott Phillips, Frankfurt Balkind Comm., Inc., Win Productions, Edward R. Padin and Marc Chalom. The Creditors' Committee has retained Gunster, Yoakley, Valdes-Fauli & Stewart and Young Conaway Stargatt & Taylor, LLP as its co-counsel.

     Subsequent to the filing of the Debtor's Bankruptcy Petition, the Debtor filed a motion requesting Bankruptcy Court approval of the sale of substantially all of its remaining assets to Prime Spot pursuant to the terms and conditions of the April 23, 1998 Purchase and Sale Agreement, as amended. On September 24, 1998, the Bankruptcy Court entered an order approving the sale of the Debtor's assets to Prime Spot pursuant to the terms and conditions of the April 23, 1998 Purchase and Sale Agreement, as amended (the "Approval Order").

     Closing under the Purchase and Sale Agreement, as amended, occurred on October 2, 1998. At the Closing, the Debtor received the sum of $255,000. The only remaining assets of the Debtor are (a) the balance of the funds in the Debtor's DIP account (approximately $231,000.00 as of January 25, 1999), (b) any net operating losses which may exist, and (c) any Avoidance Claims existing under the United States Bankruptcy Code.

     The Plan provides for allocation of the Debtor's Cash pursuant to the priorities established under the Bankruptcy Code.

II.  THE PLAN OF REORGANIZATION

     A. Summary Description of Plan

        The following represents a summary of certain portions of the Plan deemed relevant by the Debtor. This summary does not attempt to provide a complete description of the Plan and is qualified, in its entirety, by the Plan. Claimants and parties-in-interest are urged to read the Plan before voting.

     B. Treatment of Claims and Interests

        The Plan divides Holders of Claims and Interests into three (3) Classes and provides separate treatment for Holders of Administrative Claims and Tax Claims. Administrative Claims consist of obligations incurred by the Debtor on or after the filing of its Chapter 11 Case on August 13, 1998 (the "Filing Date").

        Included as Administrative Claims are the Claims of Professional Persons retained by the Debtor for services rendered after the Filing Date. The Debtor estimates that Professionals' Administrative Claims will not exceed $110,000.00. Also included as Administrative Claims are the unpaid obligations incurred by the Debtor on or after the Filing Date in the ordinary course of business, estimated to total $11,000.00 per month as of November 30, 1998, all, or substantially all, of which will have been paid in the ordinary course of business by the Confirmation Date. It is also possible that James N. Perkins and/or Jean Toss may assert administrative claims for severance pay which may be as high as $225,000.00.(1) All of the foregoing Administrative Claims, to the extent Allowed, will be paid in full.

        The Tax Claims consist, primarily, of Claims of local taxing authorities for personal property and unemployment taxes. The Debtor has reached a settlement with the New York State Unemployment Division to resolve its disputed claim. Pursuant to the agreement, the New York State Unemployment Division has agreed to accept $6,717.67 plus

----------
(1) COPY NEEDED FOR FOOTNOTE (cannot find copy)!!!!!!!!!!!!!!!!!!!!!

accrued interest at 12% from and after September 2, 1998 in full and final satisfaction of its claim. The Debtor estimates the Claims of the tax authorities to be $7,500.00 and will pay all Allowed Tax Claims in full.

        Class 1 consists of all Allowed Priority Claims. Class 1 Claims are primarily Claims for wages, salaries and commissions earned within ninety (90) days prior to the Filing Date and employee benefits earned within one hundred and eighty (180) days prior to the Filing Date by the Debtor's employees. The Debtor estimates that Priority Claims total approximately $0. Allowed Class 1 Priority Claims will be paid in full.

        Class 2 consists of the Claims of Holders of Allowed General Unsecured Claims. Included in Class 2 are the Claims of the Debtor's prepetition trade creditors and parties whose contracts with the Debtor have been rejected. The Debtor estimates that Allowed Class 2 Claims will total approximately $1 million. Holders of Allowed Class 2 Claims will receive a Pro Rata share of (i) the Debtor's Cash remaining after payment in full of all Allowed Administrative, Tax and Priority Claims; and (ii) any net recoveries from Avoidance Claims until all Allowed Class 2 Claims have been paid in full; and to the extent that the Menard Plan is implemented (iii) the Cash proceeds of the Promissory Note; and
(iv) shares aggregating five (5%) percent of the issued and outstanding New Common Stock. The Debtor estimates that Holders of Allowed General Unsecured Claims will ultimately receive a Distribution of between ten percent (10%) and fifteen percent (15%) of their Allowed General Unsecured Claims.

        Class 3 consists of the Interests in the Debtor. If the Liquidation Plan is implemented, Holders of Allowed Class 3 Interests will not receive or retain any property on account of such Allowed Interests, and each Interest shall be cancelled. If the Liquidation Plan is implemented, on the Effective Date, the Debtor shall issue one new share of stock of the Debtor to James N. Perkins solely for the purpose of dissolving the Debtor corporation.

        If the Menard Plan is implemented, all presently issued and outstanding Interests shall be cancelled. Shares aggregating ten (10%) percent of the issued and outstanding New Common Stock shall be distributed to Holders of Class 3 Interests as a class, with each Holder of an Allowed Interest receiving a percentage thereof equal to its same percentage holding of the Allowed Interests.

     C. Executory Contracts

        Pursuant to an order of the Bankruptcy Court, certain Executory Contracts were assumed and assigned to the purchaser of the Debtor's operating assets, Prime Spot. Pursuant to the Plan, all remaining Executory Contracts of the Debtor, except those listed on Exhibit B to the Plan, are rejected. Exhibit B to the Plan may be amended to include or delete Assumed Contracts at any time until a date that is fourteen (14) days prior to the Confirmation Hearing. In the event Exhibit B to the Plan is so amended, the affected non-Debtor party shall receive notice of same. The Debtor does not anticipate that any Executory Contracts will be Assumed. All Claims arising from the rejection of Executory Contracts shall be treated as General Unsecured Claims in Class 2.

     D. Retention of Claims

        Pursuant to the Plan, the Debtor will assign to the unsecured creditors in Class 2 all claims that it may have against third parties, except as specifically released pursuant to the Plan, the Confirmation Order or otherwise.

     E. Liquidation and Feasibility Analysis

        Notwithstanding acceptance of the Plan by the requisite majority of Holders of Claims in any Class, the Bankruptcy Court must still independently determine that the Plan is not likely to be followed by the need for further financial reorganization of the Debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Debtor will possess the resources necessary to meet its obligations under the Plan. In addition, the Bankruptcy Court must determine that each Holder of a Claim in an Impaired Class either (a) has accepted the Plan, or (b) will receive a Distribution under the Plan at least equal to the projected present value of distributions to such Holders in a liquidation under Chapter 7 of the Bankruptcy Code (the "Best Interest Test").

        1. Feasibility

          The Debtor has analyzed its ability to meet its obligations under the Plan. Attached hereto as Exhibit A is an analysis of the projected cash sources and uses under the Liquidation Plan and the Menard Plan. Based upon the analysis reflected in Exhibit A, the Debtor believes that the Plan meets the requirements of the Feasibility Test provided, however, that payments under the Menard Plan relating to the Promissory Note are contingent upon the Reorganized Debtor generating sufficient cash flow out of its new business interests.

In preparing Exhibit A, the Debtor has relied upon its best estimate of assets and Allowed Claims. The Debtor does not warrant the accuracy of the said estimates.

        2. Best Interest Test

        Distributions in Chapter 7 would consist of the proceeds resulting from the disposition of the assets of the Debtor, augmented by the cash held by the Debtor at the time of the commencement of the liquidation case. Liquidation proceeds would be distributed in the following order: first, to the Holders of Allowed Administrative Claims arising after the date of conversion of the Debtor's Bankruptcy Case to a case under Chapter 7; second, Pro Rata to the Holders of all other Allowed Administrative Claims; third, Pro Rata, to Holders of Priority Claims in the order specified in Section 507 of the Bankruptcy Code; fourth, Pro Rata to Holders of Allowed Unsecured Claims in the order specified in Section 726 of the Bankruptcy Code; and fifth, to the Debtor.

        The Allowed Administrative Claims under Chapter 7 would include the fees payable to one or more trustee(s) in bankruptcy as well as attorneys and other professionals that such trustees would engage to assist in the administration of the Chapter 7 liquidation case. The Debtor's other Allowed Administrative Claims would include any unpaid expenses incurred by the Debtor during the Chapter 11 Case, such as compensation for attorneys, financial advisors and accountants and costs and expenses of members of the Committee as well as Claims which would arise by reason of breach or rejection of obligations incurred under contracts entered into or assumed by the Debtor during the pendency of the Chapter 11 Case.

        The Best Interest Test will be satisfied, by definition, as to Holders of Claims in Class 1, consisting of Priority Claims, since such Claims are paid in full under the Plan.

        The Best Interest Test will be satisfied as to Holders of Claims in Class 2 since, at a minimum, the Holders of Class 2 Claims will receive a Pro Rata Share of all of the Debtor's Cash remaining after payment of Allowed Administrative Claims, Tax Claims and Priority Claims. The Debtor believes that, in a Chapter 7 liquidation, the Distribution to Holders of Allowed General Unsecured Claims would likely be less than the Distribution projected under the Plan since Allowed General Administrative Claims, which reduce the amount available to Holders of Allowed General Unsecured Claims, would be higher in a Chapter 7 liquidation than under the Plan. As a result, the Best Interests Test is met with respect to Holders of Class 2 General Unsecured Claims.

        The only remaining impaired Class as to whom the Best Interests Test may need to be applied are the Holders of Interests in Class 3. Because the Debtor is insolvent, in a chapter 7 liquidation, the Holders of Interests in Class 3 would receive nothing. Under the Plan, Holders of Allowed Interests will either receive nothing (under the Liquidation Plan) or ten (10%) percent of the issued and outstanding New Common Stock,. Thus, the Best Interests Test is satisfied as to Class 3.

        There are a number of estimates and assumptions underlying the foregoing liquidation analysis that, although developed and considered reasonable by the Debtor and its advisors, are inherently subject to uncertainties and contingencies beyond the control of the Debtor. Accordingly, there can be no assurance that the values reflected in this liquidation analysis would be realized. Nevertheless, the Debtor believes that the Best Interests Test will be satisfied as to all Holders of Claims and Interests in impaired Classes.

     F. Tax Issues

        1. Certain Federal Income Tax Consequences Of The Plan

           The following discussion summarizes certain of the more significant federal income tax consequences of the Plan to the Debtor and certain of the Holders of Claims. The tax consequences to Holders may vary based on the individual circumstances of each Holder and the possibility of changes in law. As of the date of this Disclosure Statement, no rulings or opinions have been requested from the Internal Revenue Service (the "IRS") or from counsel with respect to any of the tax consequences of the Plan. The conclusions presented below may be based in part on analyses and evaluations of factors not discussed herein. Because the tax consequences of the Plan may vary depending upon individual circumstances, each Holder of a Claim is strongly urged to consult its own tax advisor as to the federal, state and local tax consequences of the Plan.

        2. Tax Consequences To The Debtor

           a. Taxable Sale of Assets

              The sale of the Debtor's assets pursuant to the Approval Order constituted a taxable transaction to the Debtor which will be reported on the tax return of the Debtor. The consideration paid will be allocated to the assets purchased in accordance with section 1060 of the Internal Revenue Code of 1986 (the "Tax Code"), which essentially requires that the purchase price be allocated in accordance with the relative values of the assets acquired.

        b. Cancellation of Indebtedness Income

           Upon implementation of the Plan, the amount of the Debtor's aggregate outstanding indebtedness will be substantially reduced. In general, under the Tax Code, a taxpayer must include in gross income the amount of any indebtedness discharged or canceled during the taxable year, except to the extent that payment of such indebtedness would have given rise to a deduction for income tax purposes. However, Section 108(a)(1)(A) of the Tax Code (the "Bankruptcy Exception") provides that, in a case under Title 11 of the Bankruptcy Code where the discharge of indebtedness is granted by the court or pursuant to a plan approved by the court, the amount of discharged indebtedness which would otherwise have been required to be included in income will instead be applied to reduce various of the tax attributes of the taxpayer, including net operating losses ("NOLs"), tax credit and loss carry forwards, and the taxpayer's basis in its assets. Given the Debtor's substantial NOLs, the Debtor does not anticipate any tax liability arising out of cancellation of indebtedness.

        c. Alternate Minimum Tax

           For purposes of computing a corporation's regular federal income tax liability, all of its income recognized in a taxable year may be offset by its NOLs; however, for purposes of the federal alternative minimum tax, only 90 percent of a corporation's alternative minimum taxable income may be offset by NOLs. The Debtor estimates an Alternative Minimum Tax Liability for the 1998 tax year of less than $1,000.00.

        3. Tax Consequences To Holders Of Claims

           a. In General

              The Holders of Claims will, in general, recognize gain or loss on the satisfaction of their Claims in exchange for cash and/or other property. For this purpose gain or loss will be measured by the difference between a Holders' tax basis in its Claim and the sum of any cash and the fair market value of other property received in satisfaction thereof.

     G. Post-Confirmation Management

     On and after the Effective Date, if the Liquidation Plan is implemented, the following individuals will serve as officers and directors of the Debtor:

          James N. Perkins - President, CEO, Chairman of Board

     On and after the Effective Date, the following insiders will be employed by the Debtor at the indicated levels of compensation:

          James N. Perkins    The lesser of (i) $4,000.00 per month or
                              (ii) $150/hr. x # of hours worked

          Jean Toss           The lesser of (i) $6,000.00 per month or
                              (ii) $95/hr. x # of hours worked

     On and after the Effective Date, if the Menard Plan is implemented, Menard will appoint new members for the Debtor's board of directors. Menard has not yet determined the identity of the persons who will serve as members of the new board of directors; however, it is likely that David W. Menard will be one of the members. Depending upon the availability of the Reorganized Debtor's funds after making provisions for the payment of the Promissory Note, Menard may receive future compensation from the Reorganized Debtor.

     H. Menard

        David W. Menard and Jacqueline J. Menard (collectively, "Menard") have negotiated with the Debtor and the Creditors' Committee to acquire a majority equity ownership interest in the Reorganized Debtor. David W. Menard is a principal in the regional investment banking firm of Colmen Menard Company, Inc., located in Bala Cynwyd, Pennsylvania. Prior to the filing of the Debtor's Chapter 11 case, Menard unsuccessfully attempted to acquire control of the Debtor. Menard desires to reorganize the Debtor as a publicly held, SEC reporting company, which will continue to engage in business after consummation of the Plan. After the Effective Date, Menard intends for the Reorganized Debtor to acquire other operating businesses which have not been identified.

     I. Uncertainty Involving Securities Issued Under the Plan

        Substantial uncertainties are inherent in securities issued under any Chapter 11 plan. First, it is uncertain whether or not the New Common Stock issued under the Menard Plan will need to be registered before they may be offered for sale. Likewise, it is uncertain whether any market will exist for the New Common Stock that will be issued under the Plan if the Menard Plan is implemented, and realization of any return on such equity interests is dependent upon the Reorganized Debtor's future economic performance. Under the Menard Plan, the Reorganized Debtor's future economic performance will be based upon the future businesses in which the Reorganized Debtor may engage and the ability of the Reorganized Debtor's post-confirmation management to adequately and profitably manage such business. There is no assurance that the operation of any future business which the Reorganized Debtor may acquire will be profitable in the future.

     J. Future Business Plans

        If the Menard Plan is implemented, Menard intends that the Reorganized Debtor shall engage in the business after consummation of the Plan by acquiring other operating businesses; however, Menard has not yet identified any specific business to be acquired. Menard intends that the Reorganized Debtor shall remain as an SEC reporting company with the publicly issued shares of stock registered under section 12 of the Securities and Exchange Act of 1934. After the Effective Date, Menard shall fund the expenses necessary for the Reorganized Debtor to comply with all of its reporting requirements under any applicable federal and state securities laws.

     K. Issuance of New Common Stock

        If the Menard Plan is implemented, on the Effective Date, the Reorganized Debtor shall issue an unspecified number shares of New Common Stock which shall be distributed as follows: 85% to Menard; 10% to Holders of Allowed Interests, as a class; and 5% to Holders of Allowed Unsecured Claims, as a class. Under the Menard Plan, as of the Effective Date, the New Common Stock will be the only class of equity securities of the Reorganized Debtor issued under the Plan or authorized under the Articles of Incorporation.

     L. Litigation

        The Debtor is not a party to any material litigation as of the date hereof.

     M. SEC Opposition

        The Securities and Exchange Commission ("SEC") has expressed opposition to the Menard Plan and questioned whether the Menard Plan is confirmable. The SEC may oppose confirmation of the Menard Plan alternative of the Debtor's Plan, and in the face of such SEC opposition, the Debtor may seek confirmation of the Liquidation Plan.

     N. Miscellaneous

        The Plan provides for certain limitations on causes of action against the Debtor, the Creditors' Committee, the Disbursing Agent and their respective members, directors, officers, employees and professionals.

III. RECOMMENDATION

     THE DEBTOR URGES ALL VOTING CREDITORS AND INTEREST HOLDERS TO ACCEPT THE PLAN AND TO RETURN THEIR BALLOTS SO THAT THEY WILL BE ACTUALLY RECEIVED BEFORE 5:00 P.M., EASTERN STANDARD TIME ON APRIL 16, 1999.

                                            FOOD COURT ENTERTAINMENT
                                            NETWORK, INC.


                                            By:
                                                -------------------------------
                                                James N. Perkins, President

CO-COUNSEL TO THE DEBTOR

STEVENS & LEE
Robert Lapowsky
Michael J. Cordone
1818 Market Street
14th Floor
Philadelphia, Pennsylvania 19103
     and
James W. Owen
Suite 103, Weldin Building
Concord Plaza
3411 Silverside Road
Wilmington, Delaware 19810

                                    EXHIBIT A

               ESTIMATED CASH SOURCES AND USES (Liquidation Plan)

CASH SOURCES
     Postclosing Sale Proceeds                       $255,000
     Cash in DIP Account                             $  8,694

     TOTAL CASH SOURCES                                                $263,694

CASH USES

     Administrative Claims

          Professional Claims                        $120,000
          Post-Petition Goods, Wages
            and Services (estimated)                 $ 38,000
                                                     --------

     Total Administrative Claims                     $158,000
     Disbursing Agent Expenses                       $ 10,000

       Priority Claims                               $  7,500
                                                     --------

       Total Cash Uses Before Distributions General Unsecured Claims  ($175,500)
                                                                      ---------

       Residual for General Unsecured Claims                           $ 88,194
          (est. of claim $1.0 million)                                ---------

                  ESTIMATED CASH SOURCES AND USES (Menard Plan)

CASH SOURCES
     Postclosing Sale Proceeds                       $255,000
     Cash in DIP Account                             $  8,694
     Menard Initial Payment                          $ 50,000
     Payments under Promissory Note (Present Value)  $ 50,000

     TOTAL CASH SOURCES                                                $363,694

CASH USES

       Administrative Claims

          Professional Claims                        $120,000
          Post-Petition Goods, Wages
            and Services (estimated)                 $ 38,000
                                                     --------

     Total Administrative Claims                     $158,000
     Disbursing Agent Expenses                       $ 10,000

       Priority Claims                               $  7,500

       Total Cash Uses Before Distributions General Unsecured Claims  ($175,500)
                                                                      ---------

       Residual for General Unsecured Claims                           $188,194
          (est. of claim $1.0 million)                                 --------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

DISCLAIMERS ...............................................................   1

DEBTOR'S PRELIMINARY STATEMENT AND SOLICITATION ...........................   3

INTRODUCTION ..............................................................   4

I.   HISTORY OF THE DEBTOR, ITS OPERATIONS, BACKGROUND OF
     FILING OF REORGANIZATION PETITION AND SALE OF ASSETS .................  10

II.  THE PLAN OF REORGANIZATION ...........................................  13

     A.  Summary Description of Plan ......................................  13

     B.  Treatment of Claims and Interests ................................  14

     C.  Executory Contracts ..............................................  16

     D.  Retention of Claims ..............................................  17

     E.  Liquidation and Feasibility Analysis .............................  17

         1.  Feasibility ..................................................  17

         2.  Best Interest Test ...........................................  18

     F.  Tax Issues .......................................................  20

         1.  Certain Federal Income Tax Consequences Of The Plan  .........  20

         2.  Tax Consequences To The Debtor ...............................  20

             a.  Taxable Sale of Assets ...................................  20

             b.  Cancellation of Indebtedness Income ......................  21

             c.  Alternate Minimum Tax ....................................  21

         3.  Tax Consequences To Holders Of Claims ........................  22

             a.  In General ...............................................  22

     G.  Post-Confirmation Management .....................................  22

     H.  Menard ...........................................................  23

     I.  Uncertainty Involving Securities Issued Under the Plan ...........  23

     J.  Future Business Plans ............................................  24

     K.  Issuance of New Common Stock .....................................  24

     L.  Litigation .......................................................  25

     M.  SEC Opposition ...................................................  25

     N.  Miscellaneous.....................................................  25

III. RECOMMENDATION .......................................................  26

                        SUPPLEMENTAL DISCLOSURE STATEMENT

                         FOR HOLDERS OF NEW COMMON STOCK

                      TO BE ISSUED PURSUANT TO MENARD PLAN









                                  EXHIBIT "B"

                                     SUMMARY

This brief summary highlights selected information. It does not contain all of the information important to the Plan. The Plan, the Disclosure Statement and this Supplemental Disclosure Statement should be read in their entirety.

The Company

     Upon its emergence from bankruptcy, Food Court Entertainment Network, Inc., a Delaware corporation ("Food Court") will change its name to Moro Corporation (the "Company").

     The Company will initially have no assets, and its liabilities will consist of a Promissory Note in the amount of $50,000, bearing interest at the rate of 5% per annum, payable to the Disbursing Agent in full on the first anniversary of Food Court's emergence from bankruptcy (the "Effective Date").

     The Company intends to attempt to acquire one or more operating businesses (a "Target Company"). The Company has no oral or written agreement nor are any negotiations under way regarding a possible transaction. The Company will conduct a search to locate one or more acquisition or merger opportunities (a "Business Combination").

     After the Effective Date, the Principal Stockholder intends, for the foreseeable future, to advance to the Company such funds as are necessary for the Company to comply with its reporting requirements under any applicable federal and state securities laws, and to file all required federal, state and local tax returns. The Principal Stockholder estimates that these expenses will aggregate approximately $50,000 during the first year.

Management

     Initially, David W. Menard will be the Company's sole director and officer. In the future, it is possible that additional directors and officers will be selected. David W. Menard anticipates devoting, for the foreseeable future, approximately twenty hours per month to locating a Target Company and administrative matters.

     David W. Menard will, for the foreseeable future, provide his services at no cost to the Company. Finders or brokerage fees are not expected to be paid or accrued to any director and officer.

Plan of Reorganization/Distribution of New Common Stock

     Pursuant to the First Modified Chapter 11 Plan of Reorganization (the "Plan"), the outstanding shares of the Company's common stock, par value $.001 per share, (the "New Common Stock") will be 85% owned jointly by David W. Menard and Jacqueline J. Menard (the "Principal Stockholder"), 10% by the existing Food Court stockholders and 5% by the Food Court unsecured creditors.

                                  RISK FACTORS

Limited Funds for Pursuit of Business Objectives. Upon its emergence from bankruptcy the Company will have no assets, and will have liabilities consisting of a Promissory Note in the amount of $50,000 bearing interest at the rate of 5% per annum payable in full on the first anniversary of the Effective Date of the Company's emergence from bankruptcy. Initially, the Company's only source of financing will be funds to be provided by the Principal Stockholder. After the Effective Date, the Principal Stockholder intends, for the foreseeable future, to advance to the Company such funds as are necessary for the Company to comply with its reporting requirements under any applicable federal and state securities laws, and to file all required federal, state and local tax returns. There can be no assurance that the Company will be able to raise acquisition financing if needed to complete a possible transaction or provide capital to an acquired business.

Unspecified Industry and Target Company; Competition for Business Combinations. The Company has not selected any particular industry in which to concentrate its efforts to effect a Business Combination. In relation to any competitors, the Company is and will continue to be an insignificant participant in the business of seeking Business Combinations. A large number of established and well-financed entities, including venture capital firms, have recently increased their merger and acquisition activities. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying suitable merger or acquisition candidates and successfully consummating a proposed merger or acquisition. Also, the Company will be competing with a large number of other small, "blind pool" companies.

Control by Present Stockholders. Upon emergence from bankruptcy, the Principal Stockholder will own approximately 85% of the issued and outstanding shares of New Common Stock. Accordingly, the Principal Stockholder will be in a position to elect all of the Company's directors, approve amendments to the Company's Certificate of Incorporation, and otherwise direct the affairs of the Company.

Opportunity for Stockholder Evaluation or Approval of Business Combination. The stockholders of the Company will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which will be made available to the Company in connection with selecting a potential Target Company until after a Business Combination is consummated. As a result, stockholders of the Company will be almost entirely dependent on the judgment of management in connection with the selection of a Target Company and the terms of any Business Combination.

Corporate Action Possible Without Stockholder Vote; Possible Lack of Dissenters' Rights. The holders of a majority of the Company's issued and outstanding shares may, pursuant to Delaware corporate statutes, authorize or take corporate action without the approval, consent or vote of the other stockholders. The Company's stockholders may not have the opportunity to approve or otherwise consent to the Company's involvement in a Business Combination, or to the terms of such transaction. In addition, it is very likely that the Company's participation in a Business Combination may involve the issuance of the Company's restricted securities. The Company's stockholders may not have the opportunity to approve or consent to such additional issuances of securities. In addition, the form of Business Combination will have an impact upon the availability of dissenters' rights (i.e., the right to receive fair payment with respect to the New Common Stock) to stockholders disapproving of the proposed Business combination. Under current Delaware law, only a merger or consolidation my give rise to a stockholder vote and to dissenters' rights.

Conflicts of Interest. The Company's sole officer and director is engaged in business activities outside of the Company, and the amount of time devoted to the Company's activities will only be approximately twenty (20) hours each per month. There exists potential conflicts of interest including, among other things, time, effort and Business Combinations with such other business entities. To aid the resolution of such conflicts, the Company will adopt a procedure whereby a special meeting of the Company's shareholders will be called to vote upon a Business Combination with any affiliated entity, and shareholders who also hold securities of such affiliated entity will be required to vote their shares of the Company's stock in the same proportion as the Company's publicly held shares are voted. Such procedure shall be in the form of an informal agreement.

Authorization of Additional Securities. Pursuant to the Plan, the Company's Certificate of Incorporation will authorize the issuance of 25,000,000 shares of New Common Stock. Upon emergence from bankruptcy, there will be 20,000,000 authorized but unissued shares of New Common Stock available for issuance. The Company's Board of Directors has the power to issue any or all of such shares without stockholder approval. Although the Company has no commitments as of the date of this prospectus to issue any shares of New Common Stock, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of New Common Stock are issued, dilution to the interests of the Company's stockholders will occur. The Company's Certificate of Incorporation also authorizes the issuance of 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock") with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. The Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's New Common Stock. The Company may issue some or all of such shares in connection with a Business Combination. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no commitments to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

Possible Future Change in Control and Management. Upon the successful completion of a Business Combination, the Company may have to issue to the shareholders of the Target Company authorized but unissued New Common Stock in the Company which when issued may comprise a majority of the then issued and outstanding shares of New Common Stock of the Company. In such event, there may be a change of control in the Company which would most likely result in the resignation or removal of the Company's present officer and director. If there is a change in management, no assurance can be given as to the experience or qualification of such persons either in the operation of the Company's activities or in the operation of the business, assets or property being acquired.

Unforeseeable Risks Associated with Business Combination. The Company may be dependent upon existing or new management of a Target Company with which it may engage in a Business Combination, and may thus lack the control necessary to adjust the direction of the business in the event such operating management is unable to cope with business problems that may arise. Because the Company may participate in a Business Combination with newly-organized firms or with firms which are attempting to expand through new products, markets or methods of distribution, the Company may face additional special risks associated with development stage operations or operating management lacking in specific experience pertinent to the business involved. Regardless of the type of business with which the Company may become involved through a Business Combination, it will be subject to all of the risk factors, which are presently undeterminable, relating to such business and its industry.

Probable Lack of Diversification. It is probable the Company will be financially able to commit its resources to only one Business Combination. Such lack of diversification would mean that the failure of the acquired business would have a disastrous effect on the Company.

Possible Use of Debt Financing; Debt of a Target Company. There currently are no limitations on the Company's ability to borrow or otherwise raise funds to increase the amount of capital available to effect a Business Combination. However, the Company's limited resources and lack of operating history will make it difficult to borrow funds. The amount and nature of any borrowings will depend on numerous considerations, including capital requirements, perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by and in the best interests of the Company. The inability to borrow funds required to effect or facilitate a Business Combination or to provide funds for an additional infusion of capital into a Target Company, may have a material adverse effect on the Company's financial condition, future prospects and ability to complete a Business Combination. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject the Company to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest.

Furthermore, a Target Company may have already incurred borrowings and, therefore, all the risks inherent thereto.

The Investment Company Act of 1940. The Investment Company Act defines an "investment company" as an issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading of securities. While the Company does not intend to engage in such activities, the Company could become subject to regulations under the Investment Company Act in the event the Company obtains or continues to hold a minority interest in a number of enterprises. The Company could be expected to incur significant registration and compliance costs if required to register under the Investment Company Act. Accordingly, management will continue to review the Company's activities from time to time with a view toward reducing the likelihood the Company could be classified as an "investment company."

The Company has not engaged, does not intend to engage, nor does it have the authority to engage in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing or selling securities for compensation. In addition, the Company does not intend as part of its regular business to issue or promulgate analyses or reports concerning securities. The Company does not intend to pursue any course of business which would render it an "investment advisor" as that term is defined in the Investment Advisor's Act of 1940.

No Dividends Anticipated. In view of the Company's present financial status and contemplated financial requirements, the payment of dividends in the foreseeable future is highly unlikely.

Trading of the Shares of New Common Stock. No current public trading market for the shares of New Common Stock exists. The extent of the market for the shares and the prices at which the shares may trade cannot be predicted.

Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver in a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                             BUSINESS OF THE COMPANY

General

The Company was originally incorporated under the laws of the State of Delaware on February 12, 1992.

Upon its emergence from bankruptcy, the Company intends to engage in the identification, evaluation and investigation of prospective business opportunities, and if believed warranted, to acquire a business. The Principal Stockholder has commenced limited efforts intended to survey and locate such possible business opportunity candidates. Management presently has no specific business in mind for potential acquisition.

The Company does not propose to restrict its search for investment opportunities to any particular industry and may, therefore, engage in essentially any business, to the extent of its limited resources. Management has not adopted any formal business plan or conducted any formal market studies with respect to any business or industry. The Company's discretion to participate in business opportunities is unrestricted, subject to the availability of those opportunities, economic conditions, the availability of financing, if needed, and other factors.

The Company intends to select a Target Company and complete a Business Combination as quickly as practicable. However, there can be no assurance that the Company will be successful in identifying a Target Company and/or completing a Business Combination in a timely manner, or at all. In the event that, as of the second anniversary of the Effective Date, the Company has not completed a Business Combination (or executed an agreement with respect to a Business Combination, but not yet closed), the Company will promptly call a stockholder meeting (or otherwise solicit stockholder votes or consents) for the purpose of determining whether the Company should continue to seek a Target Company and a Business Combination or cease its efforts and proceed to liquidate and dissolve the Company. In any such vote or consent, the Principal Stockholder's shares will be voted in the same proportions as the votes case (or consents given) by the other stockholders.

Identification of Target Companies and a Business Combination

Upon its emergence from bankruptcy, the Company will actively commence the identification, evaluation and investigation of one or more Target Companies. As of the date hereof, the Company has identified no Target Companies for acquisition and may therefore be characterized as a "blind pool." The Company may not be capable of acquiring any such Target Company because the capital available to the Company may be limited.

The Company may seek Target Companies in the form of firms which are about to or have only recently commenced operations, are developing new products, inventions or even novel methods of marketing or distribution of existing products. Target Companies may include privately held corporations, partnerships, sole proprietorships and even proposed enterprises which have not yet been formed. Accordingly, the Company may investigate firms which have recently commenced operations, are developing companies in need of additional funds for expansion into new products or markets, are seeking to develop a new product or service, are established businesses either experiencing financial or operating difficulties and in need of limited additional capital or are merely desirous of establishing a public trading market for its securities, among others.

It is anticipated that Business Combination opportunities will be available to the Company from various sources, including but not limited to, its sole officer and director, professional advisors such as attorneys and accountants, securities broker-dealers, venture capitalists, members of the financial community and others who may present proposals.

Selection of Business Combination Opportunities

Prior to considering participation in a Business Combination, the Company may request that it be provided with written materials regarding the Target Company containing such information as a description of product, service and company history; management resumes; financial information; available projections with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks or service marks or rights thereto; present and proposed forms of compensation to management; description of transactions between the Target Company and its affiliates during relevant prior periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements; or other information which is deemed relevant. As part of the Company's "due diligence" investigation, management may meet personally with the management and key personnel of such business, visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel and take other reasonable investigative measure, to the extent of the Company's limited financial resources, management expertise and available time of its sole officer and director.

The analysis of Business Combination opportunities will be undertaken by or under the supervision of David W. Menard, the Company's sole officer and director, who has substantial experience in merger and acquisition transactions. Some of the numerous factors to be considered include the following:

        o Potential for growth, indicated by new technology, anticipated market expansion or new products;

        o Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

        o Strength and diversity of management, either in place or scheduled for recruitment;

        o Capital requirements and anticipated availability of required funds, to be provided by the Company or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

        o The cost of participation by the Company as compared to the perceived tangible and intangible values and potentials;

        o The extent to which the business of the Target Company can be advanced;

        o The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

        o Other relevant factors.

As potentially available Target Companies are expected to be in different industries and at various stages of development, the task of comparative investigation and analysis will be extremely difficult and complex. Due to the Company's limited capital available for investigation, the Company may not discover or adequately evaluate adverse factors about the Target Company to be acquired. However, it should be noted that the use of consultants which the Company may hire could increase the likelihood of finding a Target Company. There do not presently exist any plans, understandings, agreements or commitments with any person to act as a consultant for the Company. In addition, the limited financial resources of the Company may not permit the Company to retain such consultants, or the Company may need to issue additional securities to such consultants in lieu of cash compensation.

To a large extent, a decision to participate in a specific Business Combination may be made upon management's analysis of the quality of the other firm's management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific firm may not necessarily be indicative of the potential for the future because of the requirement to substantially shift marketing approaches, obtain additional capital, change product emphasis, change or substantially augment management, or make other changes. Because the Company may participate in a Business Combination with a newly organized firm or with a firm which is entering a new phase of growth, it should be emphasized that the Company may incur further risks in view of the fact that the management of the Target Company to be acquired, in many instances, will not have proven its abilities or effectiveness, the eventual market for such firm's products or services will likely not be established, and the profitability of the firm will be unproven, uncertain and unpredictable.

In seeking Business Combination opportunities, the Company's decision will not be controlled by an attempt to time anticipated enthusiasm in the securities market for a specific industry, management group or product or service industry, although such factors may influence the Company significantly. The Company will attempt to base its decisions upon the objective of seeking long-term capital appreciation in the value of the Company and may consider current income as only a minor factor in such decision. No assurance can be given as to which factors will affect the final decision, nor that the Target Company selected will achieve the desired objective of capital appreciation.

Generally, the Company will analyze all available factors which it deems relevant and material and make a determination without reliance upon any single factor as controlling. The Company is unable to predict when it may participate in a business opportunity. It expects, however, that the analysis of specific proposals and the selection of a Target Company may take several months or more.

Form of Acquisition

It is impossible to predict the manner in which the Company may participate in a Business Combination. Specific Business Combination opportunities will be reviewed as well as the respective needs and desires of both the Company and the business to be acquired and the legal structure or method which is deemed suitable. Such structure may include but is not limited to a lease, a purchase acquisition for shares of New Common Stock or other securities, a merger, license, joint venture or other contractual arrangement. The Company may act directly or indirectly through an interest in a partnership, corporation or other form of organization. Implementing such structure may require the merger, consolidation or reorganization of the Company with such other corporation or form of business organization, and there is no assurance that the Company would be the surviving entity. In addition, management and the holders of New Common Stock prior to a Business Combination may be expected to not have control of a majority of the voting shares of the Company following any such transaction. As part of such a transaction, the Company's officers and directors may be required to resign and new officers and directors may be expected to be appointed, without any vote by the holders of New Common Stock prior to such transaction.

The Company may be presented with Business Combination opportunities from firms interested primarily in the fact that the Company's New Common Stock is publicly traded. Businesses which seek the Company's participation in attempting to consolidate their operations through a reorganization, asset acquisition or some other form such as a joint venture, operating arrangement, securities exchange or consolidation, may desire to do so to avoid what such firms may deem to be uncertainties, risks and potential adverse consequences of themselves undertaking a public offering. Such adverse factors may include time delays encountered in obtaining clearances pursuant to applicable federal and state laws for the benefit of purchasers of securities which are believed to be required prior to the offer and sale of securities, or be acceptable to an underwriter in a public offering.

The Company may acquire a Target Company by conducting an acquisition, merger, consolidation or reorganization. It is likely that such a transaction will involve the issuance of New Common Stock or other securities in the Company. This would result in substantial additional dilution to the equity of those who were shareholders of the Company prior to such reorganization. It is anticipated that any securities issued in any such reorganization would be issued in reliance upon exemptions from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of the transaction, the Company may agree to register such securities either at the time of the transaction is consummated or under certain conditions or at specified times thereafter. The issuance of substantial additional securities and their potential sales into any trading market which may develop in the Company's securities may have a depressive effect on such market. The Company has the right to issue such additional shares without shareholder approval.

If structured as an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by holders of New Common Stock. If structured as a statutory merger or consolidation, it may be necessary to call a shareholder's meeting and obtain the approval of the holders of a majority of the outstanding shares. The necessity to obtain such shareholder approval may result in delay and additional expense in the consummation of any proposed transaction, and will also give rise to certain appraisal rights to dissenting shareholders. Most likely, management will seek to structure any transaction to avoid requiring shareholder approval.

It is anticipated that the investigation of a specific Target Company and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to participate in a specific Business Combination, the costs theretofore incurred would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific Business Combination, the failure to consummate that transaction may result in the loss to the Company of the related costs incurred.

In connection with an acquisition, the Company may incur substantial indebtedness which will substantially change the capital structure of the Company and would most likely expose the Company's shareholders to a greater risk of loss in the event of financial difficulty.

The Company intends to attempt to acquire one or more Target Companies. The Company has no oral or written agreement nor are any negotiations under way

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

regarding a possible Business Combination. The Company will conduct a search to locate one or more Business Combinations which are expected to take the form of one of the two following transaction types (and possibly both of the transaction types):

        Reverse Merger Type Transaction

        Under a reverse merger type transaction, the Company would issue a number of its common shares that would result in the Target Company assuming voting control of the Company after the consummation of a transaction.

        Other Possible Forms of a Transaction

        Although a reverse merger transaction is the most common form of a transaction for a public company possessing no assets, the Company also intends to explore the possibility of acquiring through a merger, acquisition, or some other type of transaction, a business whereby shareholders of the Company would retain a larger share of the Company after the transaction than would be the case under a reverse merger type transaction. Such a transaction would require the Company to raise equity and perhaps debt financing which would dilute the equity of the shareholders of the Company in connection with the consummation of the transaction.

Facilities

The Company will initially be headquartered at the offices of Colmen Menard Company, Inc. ("Colmen Menard") at 111 Presidential Boulevard, Suite 240, Bala Cynwyd, Pennsylvania 19004, telephone 610-667-9050, fax 610-667-9915. Colmen Menard, which is owned by the Principal Stockholder, has agreed to provide, for the foreseeable future, offices, facilities and secretarial and administrative services without cost to the Company.

Employees

The Company does not have any paid employees.


                           MANAGEMENT

David W. Menard will initially be the sole director and officer of the Company. With his spouse, Mr. Menard will also be the owner of 85% of the outstanding shares of the Company's New Common Stock. In the future, it is possible that additional directors and officers will be selected.

David W. Menard is founder, principal shareholder, President and CEO of Colmen Menard Company, a private investment banking firm founded in 1993, that provides merger and acquisition, corporate finance and business advisory services. David
W. Menard was co-founder, President and a fifty percent shareholder of a predecessor affiliate founded in 1983. During the past fifteen years, David W. Menard has managed and overseen, in the role of an intermediary, over one hundred merger and acquisition transactions.

Prior to 1983, David W. Menard was employed, chronologically, in a variety or primarily accounting, financial and general management positions with Price Waterhouse (accounting/management consulting), W. R. Grace & Co. (controllership/planning/acquisitions), First Jersey National Corporation - now part of Fleet Financial Group (Vice President - Finance and CFO), and IU International Corporation (Vice President and CFO of Gotaas-Larsen Shipping Corporation/Corporate Vice President of Audit Services).

David W. Menard obtained a BS in economics from Cornell University and an MBA in accounting and finance from the Johnson Graduate School of Management at Cornell University. He completed the Harvard Business School Corporate Financial Management Program. He is a Certified Public Accountant in New York State. He is sixty-one years of age.


                             PRINCIPAL STOCKHOLDERS

Upon its emergence from bankruptcy, the Company will be a public Company whose shares will be owned by approximately 500 stockholders. However, a portion of the shares will be held in street name. As a result, the Company is not able to determine the precise number of actual stockholders.


Pursuant to the Plan, the outstanding shares of New Common Stock of the Company will be 85% owned jointly by David W. Menard and Jacqueline J. Menard, 10% owned by the existing Food Court stockholders, and 5% owned by the Food Court unsecured creditors.

After the Effective Date, the Principal Stockholder intends, for the foreseeable future, to advance to the Company such funds as are necessary for the Company to comply with its reporting requirements under any applicable federal and state securities laws, and to file all required federal, state and local tax returns. The Principal Stockholder estimates that these expenses will aggregate approximately $50,000 during the first year. It is anticipated that such advances will be accrued as a liability of the Company to the Principal Stockholder to be repaid by the Company upon consummation of a Business Combination, unless otherwise determined between the Company and the Principal Stockholder. The Principal Stockholder may, however, discontinue such advances at any time it its sole discretion.

                          DESCRIPTION OF CAPITAL STOCK

Pursuant to the Plan, the authorized capital stock of the Company will consist of 25,000,000 shares of New Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The following statements relating to the capital stock are summaries and do not purport to be complete. Reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Certificate of Incorporation (the "Certificate") and the By-laws, copies of which are available from the Company upon request.

Common Stock

Holders of New Common Stock will be entitled to one vote per share with respect to all matters required by law to be submitted to holders of New Common Stock. The New Common Stock will not have cumulative voting rights. The By-laws provide that any action required to be taken or that may be taken at an annual or special meeting of stockholders may be taken by written consent in lieu of a meeting of stockholders.

Subject to the prior rights of holders of Preferred Stock, if any, holders of the New Common Stock will be entitled to receive such dividends as may be lawfully declared by the Board of Directors. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of the New Common Stock are entitled to share ratably in all assets remaining after the liquidation payments have been made on all outstanding shares of Preferred Stock, if any.

Upon the Effective Date, the shares of the New Common Stock to be issued pursuant to the Plan will be fully paid and nonassessable. The New Common Stock will not have any preemptive, subscription or conversion rights. The Board of Directors has the authority to issue additional shares of New Common Stock. The Board's ability to issue additional shares of New Common Stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized but unissued shares of New Common Stock will be available for issuance without further action by the stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or system on which the New Common Stock may then be listed. The Board's ability to issue additional shares of New Common Stock could, under certain circumstances, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock without further stockholder approval. The shares of Preferred Stock may be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by the Board of Directors. Among the specific matters that may be determined by the Board of Directors are dividend rights, if any, redemption rights, if any, the terms of a sinking or purchase fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights, if any, and voting powers, if any.

The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a transaction including class voting rights that would enable the holder to block such a transaction, or facilitate a transaction by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the New Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. The Company has no present plans to issue any Preferred Stock.


                    PLAN OF DISTRIBUTION OF NEW COMMON STOCK

General

    Pursuant to the Plan, 5,000,000 shares of New Common Stock will be issued as follows:

                                                               Percentage of
            Group                 Number of Shares           Outstanding Shares
            -----                 ----------------           ------------------

David W. & Jacqueline J. Menard       4,250,000                      85%

Existing Food Court Stockholders        500,000                      10%

Food Court Unsecured Creditors          250,000                       5%
                                      ---------                     ---

     TOTAL                            5,000,000                     100%
                                      =========                     ===

Amendment of Certificate of Incorporation and/or By-Laws

The Company may, on or prior to the Effective Date, amend its Certificate of Incorporation and/or By-Laws as necessary to effectuate the terms and provisions of the Plan.


Rounding of Fractional Shares

    Only whole numbers of shares of New Common Stock will be distributed. All Allowed Claims or Allowed Interests of a holder in a particular Class will be aggregated and treated as an Allowed Claim or Allowed Interest for purposes of distribution. If any calculated distribution on account of such Allowed Claim or Allowed Interest would otherwise result in the distribution of a number of New Common Stock that is not a whole number, then the actual distribution of shares of such stock or such warrants will be rounded to the nearest whole number. Holders of Allowed Claims or Allowed Interests that would be entitled to fractional shares of New Common Stock but for this provision shall receive no consideration therefor because such amount would be de minimis.


"Unclaimed Distribution" Procedure

    In an effort to diminish the number of unclaimed plan distributions, resulting inadvertently from invalid mailing addressed and/or lack of knowledge of being a holder of an Allowed Claim or Interest, and in compliance with Rule 17AD-17 and Rule 17a-24 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Menard will file with the Bankruptcy Court a listing of unclaimed distribution holders on the second, third and fourth anniversary of the Effective Date. This procedure allows the Reorganized Debtor to use reasonable efforts to ascertain correct mailing information during the first two years after the Effective Date and then provide unclaimed distribution information in a public forum, thereby increasing the possibility of notice of an unclaimed distribution to previously "lost" Claim or Interest holders.


Applicability of Federal and Other Securities Laws to the New Securities to Be Distributed under the Plan

    The shares of New Common Stock to be issued on the Effective Date to the Existing Food Court stockholders and the Food Court unsecured creditors will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") (and of equivalent state securities or "blue sky" laws) provided by section 1145(a)(1) of the Bankruptcy Code. Generally, section 1145(a)(1) of the Bankruptcy Code exempts from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws the issuance of securities if the following conditions are satisfied: (a) the securities are issued by a debtor (or its successor) under a chapter 11 plan; (b) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor and (c) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Debtor believes that the issuance of the New Common Stock will satisfy the aforementioned requirements.

    The New Common Stock may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (c) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan or with the offer of sale of securities under the plan, or (d) is an issuer within the meaning of Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference (contained in Section 1145(b)(1)(D) of the Bankruptcy Code) to Section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities by contract, or otherwise.

    The shares of New Common Stock to be issued on the Effective Date to the Principal Stockholder will be issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act as a private placement transaction, and such shares will be "restricted securities" as defined under the Securities Act (and the rules promulgated thereunder).


Resales of Restricted Securities

    Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Persons, any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under the Exchange Act), or quoted in a U.S. automated inter-dealer quotation system (e.g., NASDAQ). The Debtor intends to make available to holders of New Common Stock such financial information as may be required to enable such holders to meet the financial information delivery requirements of Rule 144A.

    To the extent that Rule 144A is unavailable, holders of New Common Stock may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who (i) resell "restricted securities" or (ii) resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder of New Common Stock who is not an affiliate of the Reorganized Debtor at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder of New Common Stock acquired his or its securities from an affiliate of the Debtor. The Securities and Exchange Commission has taken the position in no-action letters that the holding period requirement set forth in Rule 144(d) is not applicable to holders of securities issued pursuant to section 1145 of the Bankruptcy Code.

    Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Supplemental Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

    THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS SUPPLEMENTAL DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR DOES NOT MAKE ANY REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. THE DEBTOR ENCOURAGES EACH PERSON WHO IS TO RECEIVE NEW COMMON STOCK PURSUANT TO THE PLAN TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS, IN VIEW OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES

AND "BLUE SKY" LAWS TO A RECIPIENT OF NEW COMMON STOCK WHO MAY BE DEEMED TO BE AN "UNDERWRITER" (WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1145(B)(1) AND/OR AN "AFFILIATE" OF, OR A PERSON WHO EXERCISES "CONTROL" OVER, THE DEBTOR UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.


                                       19